SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Reliance Steel & Aluminum Co.

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RELIANCE STEEL & ALUMINUM CO.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 19, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
To the Shareholders of
Reliance Steel & Aluminum Co.:
     This Notice presents only an overview of the more complete proxy materials that are available to you on the Internet, if you have not received this by mail. We encourage you to access and review all of the important information contained in the proxy materials before voting. A Proxy Statement, an Annual Report to Shareholders, an Annual Report on Form 10-K and a proxy form for voting are available online at www.proxyvote.com by using the 12-digit control number provided to you. If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge for the copy. Please request a copy (1) by Internet at www.proxyvote.com; (2) by telephone at 1-800-579-1639; or (3) by email to sendmaterial@proxyvote.com, on or before May 5, 2010 to facilitate timely delivery.
     NOTICE IS HEREBY GIVEN that the Annual Meeting of the shareholders of Reliance Steel & Aluminum Co. (“Reliance” or “Company”) will be held on Wednesday, May 19, 2010, at 10:00 a.m., California time, at The Omni Hotel, 251 South Olive Street, Los Angeles, California 90012, for the following purposes:
1.	To elect four directors to serve for two years and until their successors have been duly elected and qualified. The nominees for election to the Board are David H. Hannah, Mark V. Kaminski, Gregg J. Mollins, and Andrew G. Sharkey, III. The Board of Directors recommends that shareholders vote FOR the election of each nominee as a director.

2.	To consider a shareholder proposal to elect each director annually. The Board of Directors recommends that shareholders vote AGAINST this proposal to elect each director annually.

3.	To ratify KPMG LLP as our independent registered public accounting firm to perform the annual audit of our 2010 financial statements. The Board of Directors recommends that shareholders vote FOR the ratification of KPMG LLP as our independent registered public accounting firm.

4.	To transact such other business as may properly come before the Annual Meeting or adjournments thereof.
     This is an invitation to attend the Annual Meeting and to vote on the matters to be considered. Only holders of shares of record on the books of Reliance at the close of business on April 1, 2010 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. You may continue to trade in our common stock during the solicitation period.
     All shareholders are invited to attend the Annual Meeting. To make it easier, you may vote on the Internet or by telephone. The instructions attached to this Notice describe how to use these convenient services. Even if you give your proxy, you have the right to vote in person if you attend the Annual Meeting.

By Order of the Board of Directors,

Los Angeles, California	Kay Rustand
April 2, 2010	Corporate Secretary

RELIANCE STEEL & ALUMINUM CO.
350 South Grand Avenue
Suite 5100
Los Angeles, California 90071

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 19, 2010
     We are furnishing this statement because the Board of Directors of Reliance Steel & Aluminum Co. is soliciting proxies for use at the Annual Meeting of Reliance shareholders to be held at The Omni Hotel, 251 South Olive Street, Los Angeles, California 90012, on Wednesday, May 19, 2010 at 10:00 a.m., California time, or at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.
INFORMATION CONCERNING PROXY
     The Board of Directors selected Douglas M. Hayes and Franklin R. Johnson, both independent directors, to be named as proxyholders to vote the shares of common stock represented by the proxies at the Annual Meeting. Reliance will pay the cost to solicit the proxies. The Board of Directors will solicit proxies by mail, by telephone, and electronically via the Internet. In addition, certain of our officers and agents may solicit proxies by telephone, telegraph, and personal interview (the cost of which will be nominal). We expect that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to beneficial owners and obtain authorizations to execute proxies. We will reimburse the out-of-pocket expenses they incur to forward the proxy materials. Effective January 1, 2010, your bank, broker or financial institution will not be able to vote on your behalf for the election of directors unless you provide specific instructions by completing and returning a proxy or voting instruction form or following instructions provided to you to vote your shares via telephone or the Internet. Voting your shares is important to ensure that you have a say in the governance of our Company.
     We intend only the following matters to be presented at the Annual Meeting: (1) the election of four directors to serve for the ensuing two years and until their successors are duly elected and qualified, (2) a shareholder proposal to elect each director annually and (3) the ratification of KPMG LLP as our independent registered public accounting firm to perform the annual audit of our 2010 financial statements. Unless you instruct us otherwise on the proxy, each proxy will be voted FOR the election of all of the four nominees named herein as directors, AGAINST the shareholder proposal to elect each director annually and FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2010. If other matters properly come before the meeting, including but not limited to, any matter for which we did not receive notice by December 10, 2009, each proxy will be voted by the named proxyholders in their discretion in a manner that they consider to be in our best interests.
     If you execute a proxy or submit a proxy via the Internet or telephone, the proxy may be revoked at any time before it is voted (i) by filing with the Corporate Secretary of Reliance either an instrument revoking the proxy or a proxy bearing a later date, duly executed, or (ii) by giving written notice to the Corporate Secretary of Reliance of the death or incapacity of the shareholder who executed the proxy. Any such notice should be sent or delivered to the above address. In addition, the powers of a proxyholder are suspended if the person executing the proxy is present at the Annual Meeting and elects to vote in person.

     We intend to make this Proxy Statement and accompanying material available to each shareholder on the Internet beginning on or about April 2, 2010. An Annual Report, including a letter to the shareholders from the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the Executive Vice President and Chief Financial Officer, and an Annual Report on Form 10-K will also be available electronically. Some shareholders will receive these materials by mail and other shareholders may request copies of these materials at no cost. The Annual Reports and letter are not incorporated in, and are not a part of, this Proxy Statement and do not constitute proxy-soliciting material.
INFORMATION CONCERNING RELIANCE’S SECURITIES
     Our only voting securities are shares of common stock, no par value. As of January 31, 2010, we had a total of 73,810,882 shares issued and outstanding, all of which may be voted at the Annual Meeting. Only holders of shares of record on our books at the close of business on April 1, 2010 will be entitled to vote at the Annual Meeting.
     In the election of directors, you as a shareholder are entitled to cumulate your votes for candidates whose names have been placed in nomination prior to the voting, if you give notice at the Annual Meeting before the voting of your intention to cumulate votes. Cumulative voting entitles every shareholder who is otherwise entitled to vote at an election of directors to cumulate their votes, that is, to give any one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shareholder’s shares are normally entitled, or to distribute those cumulated votes on the same principle among as many candidates as a shareholder determines appropriate. If any shareholder gives notice of the intention to cumulate votes, all shareholders may cumulate their votes for candidates. On all matters other than the election of directors, each share has one vote.
     A plurality of the aggregate number of votes represented by the shares present at the Annual Meeting in person or by proxy must vote to elect directors. That means that the four individuals receiving the largest number of votes cast will be elected as directors, whether or not they receive a majority of the votes cast. The affirmative vote of a majority of the votes cast is required to approve the shareholder proposal to elect each director annually. The affirmative vote of a majority of the votes cast is required to ratify the engagement of KPMG LLP as our independent registered public accounting firm.

ELECTION OF DIRECTORS
     Our Bylaws divide the Board of Directors into two classes, which are to be as nearly equal in number as possible, and require one class to be elected each year to serve for a two-year term. The terms of four of the incumbent directors expire as of the date of the Annual Meeting. The Nominating and Governance Committee and the Board of Directors have nominated the following persons to be nominees for election at the Annual Meeting as directors: David H. Hannah, Mark V. Kaminski, Gregg J. Mollins, and Andrew G. Sharkey, III. These nominees have agreed to serve as directors. The term of office for each director elected at the Annual Meeting will be two years, until the second following Annual Meeting of Shareholders and until their successors are duly elected and qualified. The Board of Directors believes that the classified board structure, which has been in place at Reliance since its initial public offering in 1994, provides stability and continuity and thereby fosters effective long-term strategic planning; enhances the independence of the directors; and assists the Company in attracting director candidates. Since the Board is classified into only two classes, rather than three classes as permitted by the New York Stock Exchange rules, shareholders have the opportunity to vote for half of the directors each year.
     Unless you otherwise instruct the proxyholders in the proxy, your proxy will be voted FOR the above-named nominees. Effective January 1, 2010, your broker will not be able to vote on your behalf for the election of directors unless you provide specific instructions by completing and returning a proxy or voting instruction form or following instructions provided to you to vote your shares via telephone or the Internet. In voting the proxies for election of directors, the proxyholders have the right to cumulate the votes for directors covered by the proxies (unless otherwise instructed) and may do so if they think that is desirable and announce it in advance of the voting at the Annual Meeting.
     All of the nominees for the position of director expiring in 2012 were elected to their present term of office by vote of the shareholders at the Annual Meeting of Shareholders held in May 2008. Although we do not expect that any nominee will decline or be unable to serve as a director, if any nominee declines or is unable to serve, the proxies will be voted, at the Annual Meeting or any adjournment thereof, for such other person as the Board of Directors may select or, if no other person is so selected, as the proxyholders may, in their discretion, select; provided that the proxyholders will not vote for more than four nominees.
     Certain information with respect to each nominee is set forth in “Management” below. Under the leadership of this Board of Directors, excluding dividends, the value of Reliance stock has increased over three years by 9.8%, over five years by 121.9% and over ten years by 268.8%. The Board of Directors recommends that shareholders vote FOR the election of each nominee as a director. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the election of all named nominees.

PROPOSAL 2 — SHAREHOLDER PROPOSAL
     The following proposal was submitted by John Chevedden, 2215 Nelson Avenue, Number 205, Redondo Beach, California 90278, who has represented to us that he has held for at least one year and currently holds not less than 200 shares of Reliance common stock. We are not responsible for the content of this proposal, which is set forth below exactly as it was provided to us. We understand that he intends to raise this shareholder proposal at the next annual meeting of shareholders. The Board of Directors recommends a vote AGAINST this proposal.
“[RS: Rule 14a-8 Proposal, December 3, 2009]
“2 — Elect Each Director Annually
“RESOLVED, shareholders ask that our Company take the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year and to complete this transition within one-year.
“Our current practice, in which only a few directors stand for election annually, is not in the best interest of our Company and its stockholders. Eliminating this staggered system would give stockholders an opportunity to register their view on the performance of each director annually. Electing directors in this manner is one of the best methods available to stockholders to ensure that our Company will be managed in a manner that is in the best interest of shareholders.
“Arthur Levitt, former Chairman of the Securities and Exchange Commission said, “In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.’’
“The merit of this Elect Each Director Annually proposal should also be considered in the context of the need for improvement in our company’s 2009 reported corporate governance status:
“The Corporate Library www.thecorporatelibrary.com, an independent research firm, rated our company “Moderate Concern” in Executive Pay. Our CEO David Hannah’s bonus was based on a plan that paid a bonus of 100% of base salary if the rate of return was 12%. The Corporate Library found this target to be unchallenging considering that our company’s average return on beginning shareholder’s equity since 1978 was 13.7%. This meant that the plan paid 100% of base salary for performance that was below average.
“The large increase in pension value for Mr. Hannah raised red flags according to The Corporate Library. This amount was more than 90% of the total of his base salary and bonus combined. Such high levels of executive pay that were not related to performance raised concerns about the ability of our executive pay committee to ensure that the executive pay process was sufficiently performance-related.
“Our company’s granting of stock options may weaken the link between executive pay and company performance since a small increase in our company’s share price can result in a large increase in value of the awards.
“Douglas Hayes, our Lead Director, and Leslie Waite each received a dismal 27% in withheld votes from us. Directors Hayes and Waite represented 50% of our audit and executive pay committees and had 12 and 32-years long-tenure (independence concerns).
“Our board was the only significant directorship for 75% of our directors. This could indicate a significant lack of current transferable director experience for the vast majority of our directors. Plus our directors can be reelected with only one vote from our 73 million shares.
“The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal: Elect Each Director Annually — Yes on 2.”

Board of Directors’ Response To The Proposal
     The Board of Directors opposes proposal #2 and recommends that you vote AGAINST it for the following reasons.
     After thoughtful consideration, the Board of Directors, following the recommendation of the Nominating and Governance Committee, has determined that proposal 2 is not in the best interests of Reliance or its shareholders and, accordingly, recommends a vote against it.
     The Board of Directors believes that the classified board structure, which has been in place at Reliance since its initial public offering in 1994, provides stability and continuity and thereby fosters effective long-term strategic planning. Staggered elections also ensure that, at any given time, experienced directors who are familiar with Reliance and its business, management, strategic goals and challenges serve on the Board of Directors. The proposed annual election of directors could leave the Company vulnerable to the possibility of having a board consisting of directors with no prior experience with or substantial knowledge of the Company. A classified board also benefits Reliance and its shareholders because it helps attract and retain director candidates who are willing to make long-term commitments of their time and energy. In addition, electing directors to two-year terms, rather than one-year terms, enhances the independence of non-management directors. This longer term provides a certain amount of independence from special interest groups and others who may have an agenda contrary to the long-term interests of all shareholders. As a result, the accountability for independent directors will be more closely linked to the long-term implications of their decisions rather than short-term results.
     Directors elected to two-year terms are equally accountable to shareholders as directors elected annually, since all directors are required to uphold their fiduciary duties to Reliance and its shareholders regardless of term. Shareholders have the right to remove a director every two years if they are not satisfied with the director’s service. Since the Board is classified into only two classes, rather than three classes as permitted by the New York Stock Exchange rules, shareholders have the opportunity to remove half of the directors each year. This process ensures that the Board of Directors remains accountable to the views and concerns of Reliance’s shareholders, while enabling it to focus on long-term goals and strategies.
     The Board of Directors believes that a classified board plays an important role in ensuring that the interests of all shareholders are protected and maximized in connection with an unsolicited takeover proposal. The classified board structure is designed to safeguard against a hostile purchaser gaining control of Reliance and its assets without paying fair market value for them by removing our directors at a single annual meeting. A classified board provides the incumbent directors at least two annual shareholder meetings to negotiate the best results for our shareholders without a change in control of the Board of Directors in any one year. A classified board does not preclude a takeover but, by removing the threat of imminent removal, provides a company with time and leverage to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all shareholders and weigh alternative methods of maximizing shareholder value for all shareholders.
     It is important to note that shareholder approval of this proposal would not in itself declassify the Board of Directors. Approval of this proposal would advise the Board of Directors that a majority of the Company’s shareholders voting at the meeting favor a change and would prefer that the Board take the necessary steps to end the staggered system of electing directors. However, to change the class structure of the Board of Directors, the Board must first approve amendments to Reliance’s Articles of Incorporation and Bylaws. At a subsequent shareholder meeting, shareholders would then be required to approve each of those amendments with an affirmative vote of not less than a majority of the total voting power of all outstanding shares of Reliance stock entitled to vote generally in the election of directors. Any director then serving a two-year term would be entitled to complete that term before standing for election again.

     After careful consideration of proposal 2, the Nominating and Governance Committee and the entire Board of Directors have determined that retention of a classified board structure remains in the best interests of Reliance and its shareholders. The Board of Directors believes that the benefits of a classified board structure do not come at the expense of director accountability. Moreover, the various corporate governance measures implemented by the Board of Directors, validates the Board’s commitment to Reliance and its shareholders.
     The Board of Directors unanimously recommends a vote AGAINST proposal #2. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy AGAINST proposal #2.

MANAGEMENT
Directors and Executive Officers
     The following table sets forth certain information regarding our directors and executive officers:

Name	Age	Position with Reliance
David H. Hannah(1)	58	Chairman and Chief Executive Officer; Director
Gregg J. Mollins(1)	55	President; Chief Operating Officer; Director
Karla R. Lewis	44	Executive Vice President; Chief Financial Officer
James D. Hoffman	51	Senior Vice President, Operations
James P. MacBeth	62	Senior Vice President, Carbon Steel Operations
William K. Sales, Jr.	52	Senior Vice President, Non-Ferrous Operations
Thomas W. Gimbel(2) (5)	58	Director
Douglas M. Hayes(2) (3) (4)	66	Director
Franklin R. Johnson(2) (3) (5)	73	Director
Mark V. Kaminski(1) (3) (4) (5)	54	Director
Andrew G. Sharkey, III(1) (4) (5)	63	Director
Leslie A. Waite(2) (3) (4)	64	Director

(1)	Term of office as a director expiring in 2010.

(2)	Term of office as a director expiring in 2011.

(3)	Member of the Audit Committee.

(4)	Member of the Compensation and Stock Option Committee.

(5)	Member of the Nominating and Governance Committee.
   Nominees for Directors to be Elected in 2010 With Terms Ending in 2012
     David H. Hannah was appointed a director of Reliance in 1992 and became the Chairman of the Board of Reliance in October 2007 and the Chief Executive Officer of Reliance in January 1999. Mr. Hannah served as President of Reliance from November 1995 to January 2002. Prior to that, he was Executive Vice President and Chief Financial Officer from 1992 to 1995, Vice President and Chief Financial Officer from 1990 to 1992 and Vice President and Division Manager of the Los Angeles Reliance Steel Company division of Reliance from 1989 to 1990. Mr. Hannah has served as an officer of the Company since 1981. For eight years before joining Reliance in 1981, Mr. Hannah, a certified public accountant, was employed in various professional staff positions by Ernst & Whinney (a predecessor to Ernst & Young LLP, which was our independent registered public accounting firm through 2007).
     Mark V. Kaminski was appointed a director of Reliance in November 2004. Mr. Kaminski was chief executive officer and a director of Commonwealth Industries Inc. (now Aleris International, Inc.) from 1991 to June 2004, when he retired. Mr. Kaminski had served in other capacities with Commonwealth Industries Inc. since 1987. Aleris is a supplier of metals to Reliance, but our purchases in any year do not exceed five percent of either the gross revenues or the total consolidated assets of Reliance or of Aleris. Mr. Kaminski is also a director of the Matthew Kelly Foundation, Cincinnati, Ohio, a non-profit organization. Mr. Kaminski serves as a member and Chairman of our Nominating and Governance Committee and as a member of our Compensation and Stock Option Committee and our Audit Committee. Mr. Kaminski also serves as a director and on the audit and compensation committees of Granite Rock, a privately-held company. The Board of Directors has determined that Mr. Kaminski is an independent director.
     Gregg J. Mollins was appointed a director of Reliance in September 1997 and became President of Reliance in January 2002. Mr. Mollins has served as Chief Operating Officer since May 1994. Mr. Mollins was Executive Vice President from November 1995 to January 2002, was Vice President and Chief Operating Officer from 1994 to 1995 and was Vice President from 1992 to 1994. Prior to that time he had been with Reliance for six years as Division Manager of the former Santa Clara division. For ten years before joining Reliance in 1986, Mr. Mollins was employed by certain of our competitors in various sales and sales management positions.
     Andrew G. Sharkey, III was appointed a director of Reliance in July 2007. Mr. Sharkey served as president and chief executive officer of the American Iron and Steel Institute from 1993 until his retirement in September 2008, and from 1978 to 1993 Mr. Sharkey was president, executive vice president and director of education for the Steel Service Center Institute (currently the Metal Service Center Institute). Mr. Sharkey serves as a member of our Nominating and Governance Committee and our Compensation and Stock Option Committee. Mr. Sharkey also serves as a director and a member of the compensation committee of General Moly, Inc., a public company with securities listed on the NYSE Alternext (formerly the American Stock Exchange). The Board of Directors has determined that Mr. Sharkey is an independent director.
     Directors Whose Terms Continue Until 2011
     Thomas W. Gimbel was appointed a director of Reliance in January 1999. Mr. Gimbel has been retired since 2006 and currently serves as Trustee of the Florence Neilan Trust, which was one of Reliance’s largest shareholders. Between 1984 and 2006, Mr. Gimbel was the President of Advanced Systems Group, an independent computer consulting firm servicing database requirements for diverse businesses of various sizes. From 1975 to 1984, Mr. Gimbel was employed by Dun & Bradstreet. Mr. Gimbel serves as a member of our Nominating and Governance Committee. The Board of Directors has determined that Mr. Gimbel is an independent director.
     Douglas M. Hayes became a director of Reliance in September 1997. Mr. Hayes retired from Donaldson, Lufkin & Jenrette Securities Corporation (“DLJ”), where he was Managing Director of Investment Banking from 1986 to May 1997, after which he established his own investment firm, Hayes Capital Corporation, located in Los Angeles, California. DLJ was an underwriter in our 1997 public equity offering and was also the underwriter in our initial public offering in 1994. Mr. Hayes serves as a member of our Audit Committee and our Compensation and Stock Option Committee. Mr. Hayes served on our Nominating and Governance Committee through February 2005. Mr. Hayes is also a director of Circor International, Inc., a public company, the securities of which are traded on the New York Stock Exchange, and for which Mr. Hayes serves as chairman of the audit committee and as a member of the compensation committee. The Board of Directors has determined that Mr. Hayes is an independent director, and Mr. Hayes serves as our Lead Director for non-management director meetings.
     Franklin R. Johnson was appointed a director of Reliance in February 2002. Mr. Johnson is a certified public accountant, having been the managing partner of the entertainment practice of Price Waterhouse until he retired in June 1997. Mr. Johnson was the chief financial officer of Rysher Entertainment, a producer and distributor of films and television shows from June 1997 to June 1999. Since July 1999, he has served as a business consultant, a litigation consultant and an expert witness, but he has not provided any of these services to Reliance. Mr. Johnson serves as a member and the Chairman of our Audit Committee and as a member of our Nominating and Governance Committee. Mr. Johnson also serves as a director of Special Value Continuation Fund, a registered investment fund for institutional investors organized by Tennenbaum Capital Partners, for which Mr. Johnson is chairman of its audit committee. The Board of Directors has determined that Mr. Johnson is an independent director and that he qualifies as the financial expert of the Audit Committee.

     Leslie A. Waite has been a director of Reliance since 1977. Mr. Waite is an investment advisor and, since April 2003, has been Managing Director and Senior Portfolio Manager of Lombardia Capital Partners LLC (formerly Valenzuela Capital Partners LLC). Until December 2002, he had been the president and chief portfolio manager of Waite & Associates since its formation in 1977. Mr. Waite is a member of our Audit Committee and serves as a member and Chairman of our Compensation and Stock Option Committee. The Board of Directors has determined that Mr. Waite is an independent director.
     Named Executive Officers
     In addition to Messrs. Hannah and Mollins, the following are the named executive officers of Reliance:
     Karla R. Lewis became Executive Vice President of Reliance in January 2002 and continues as our Chief Financial Officer. Mrs. Lewis was also appointed an Assistant Corporate Secretary in 2007. Mrs. Lewis had been Senior Vice President and Chief Financial Officer of Reliance since February 2000. Mrs. Lewis served as Vice President and Chief Financial Officer of Reliance from 1999 to 2000 and was Vice President and Controller from 1995 to 1999. Mrs. Lewis served as Corporate Controller from 1992 to 1995. For four years prior to joining Reliance, Mrs. Lewis, a certified public accountant, was employed by Ernst & Young (our independent registered public accounting firm through 2007) in various professional staff positions.
     James D. Hoffman became Senior Vice President, Operations in October 2008. Prior to his appointment, he served as executive vice president and chief operating officer of our subsidiary, Earle M. Jorgensen Company, from April 2006 to September 2008. Mr. Hoffman was appointed executive vice president of Earle M. Jorgensen Company in January 2006, having been a vice president of Earle M. Jorgensen Company from 1996.
     James P. MacBeth became Senior Vice President, Carbon Steel Operations in January 2002, having been promoted from Vice President, Carbon Steel Operations, a position which he had held since July 1998. Prior to that time, Mr. MacBeth served as Division Manager of our Los Angeles Reliance Steel Company division from September 1995 to June 1998. From December 1991 to September 1995, Mr. MacBeth was Vice President and Division Manager of Feralloy Reliance Company, L.P., a joint venture owned 50% by Reliance. Prior to December 1991, Mr. MacBeth held various sales and management positions since joining Reliance in 1969.
     William K. Sales, Jr. became Senior Vice President, Non-Ferrous Operations in January 2002, having joined Reliance as Vice President, Non-Ferrous Operations in September 1997. From 1981 to 1997, Mr. Sales served in various sales and management positions with Kaiser Aluminum & Chemical Corp. (now Kaiser Aluminum Corporation), a producer of aluminum products and a supplier of Reliance.
     Significant Corporate Officers
     In addition, the following Reliance officers are expected to make significant contributions to our operations:
     Stephen P. Koch, 43, became Vice President, Operations of Reliance as of April 1, 2010. From July 2007 until he joined Reliance, Mr. Koch had been President of Chapel Steel Corp., a subsidiary of Reliance. Prior to that he held the positions of Executive Vice President of Chapel from 2005 to June 2007, Vice President of Chapel from 1995 to 2005 and had previously served as sales manager of Chapel Steel Corp.
     Brenda Miyamoto, 37, became Vice President and Corporate Controller in May 2007, having been promoted from Corporate Controller, a position which she had held since January, 2004. Prior to that time, Ms. Miyamoto served as Group Controller from December 2001 to January 2004. For six years prior to joining Reliance, Ms. Miyamoto, a certified public accountant, was employed by Ernst & Young LLP (our independent registered public accounting firm through 2007) in various professional staff and manager positions.
     Donna Newton, 56, became Vice President, Human Resources in January 2001. Ms. Newton joined Reliance as Director of Employee Benefits and Human Resources in February 1999. Prior to that time, she was director of sales and service for the Los Angeles office of Aetna U.S. Healthcare and also held various management positions at Aetna over a 20-year period. Aetna is our health and medical insurance provider.
     Kay Rustand, 62, joined Reliance as Vice President and General Counsel in January 2001 and as of April 1, 2010 she became the Corporate Secretary. Prior to that time, Ms. Rustand was a partner at the law firm of Arter & Hadden LLP (our former counsel) in Los Angeles, California, for more than 10 years, specializing in mergers and acquisitions, corporate and securities law. Following law school, Ms. Rustand served as a law clerk for the Honorable Herbert Y. C. Choy, of the U. S. Court of Appeals, 9th Circuit.
     Sheldon U. Tenenbaum, 64, became Senior Vice President, Supplier Development in May 2009. Mr. Tenenbaum served as Vice President of Chatham Steel Corporation from 1998 when Reliance acquired Chatham until 1999 when he became Director of Supplier Relations for Reliance. Chatham Steel Corporation is a subsidiary of Reliance Steel & Aluminum Co. Mr. Tenenbaum has over 39 years of metals service center industry experience.
     Colleen Wolf, 45, joined Reliance as Chief Information Officer in July 2008. Prior to that time, Ms. Wolf served as the vice president, North American business systems for Starbucks from October 2007 to July 2008 and as the chief information officer and senior vice president of New Century Financial from April 2006 to September 2007. From 1996 to April 2006, Ms. Wolf was vice president, information technology, supply chain and corporate finance for Mattel, Inc.

COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis should be read together with the information presented in the Summary Compensation Table and other compensation tables and the footnotes to those tables and related disclosures elsewhere in this proxy statement.
Overview
     The Company’s executive compensation program is administered by the Compensation and Stock Option Committee of the Board of Directors (the “Compensation Committee”), which is composed entirely of independent, non-employee directors and which makes recommendations to the non-management directors on the Board of Directors regarding the compensation of the Company’s corporate officers, including the named executive officers as defined in Rule 402(a)(3) under the Securities Exchange Act of 1934, as amended. The executive compensation program is a pay-for-performance program that is designed to motivate corporate officers to enhance shareholder value with compensation plans that are tied to Company performance as well as individual performance and to ensure our ability to attract and retain superior corporate officers by targeting total compensation at a level competitive with other companies in our industry or companies having size or complexity comparable to our Company. The executive compensation program is also structured to ensure that the Company’s compensation expense is aligned with the Company’s earnings and return on shareholders’ equity. To meet these objectives, the program has both cash and equity elements and short-term, long-term and retirement benefits. The named executive officers generally receive a base salary, an annual cash incentive bonus, grants of stock options and/or restricted stock and certain retirement benefits, as well as benefits common to all of our Company’s employees.
     The Compensation Committee evaluates, from time to time with the help of an outside consultant, both the total compensation package and the individual elements of the package on at least an annual basis. The Compensation Committee considers both qualitative and quantitative criteria in determining the amount of the total compensation package and the allocation between cash and non-cash elements, historical compensation records of the Company, and recommendations and evaluations by named executive officers with respect to officers they supervise. For 2008 and 2009 the Compensation Committee engaged ECG Advisors, LLC as its consultant and for 2010 the Compensation Committee has engaged Towers Watson as its consultant. Both consultants are independent and have not provided any services to the Company other than as a consultant to the Compensation Committee or, with respect to ECG, as a consultant to another committee of the Board. With the help of its consultant, the Compensation Committee develops a peer group of companies within the same industry and of companies of comparable size and complexity, and the Compensation Committee then reviews available compensation information for officers of companies in each peer group and also may review surveys that cross industries and company size, taking into consideration the Company’s performance in relation to the peer group. The Compensation Committee may also provide guidelines to our Chief Executive Officer (“CEO”) for compensation of management personnel other than the named executive officers based on the information reviewed.
Compensation Committee
     The Compensation Committee is comprised solely of directors who satisfy the independence requirements of the listing standards for the New York Stock Exchange, come within the definition of “non-employee directors” pursuant to Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and are deemed to be “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. Management assists the Compensation Committee in its administration of the executive compensation program by providing quantitative data and qualitative evaluations regarding both our

Company’s and each individual’s performance. The Compensation Committee reviews our Company’s financial statements and compares the Company’s financial results with those of the peer group, compares certain stock market data for the Company, the peer group and general indices (including stock performance over various time periods and volatility), and compares compensation information for our named executive officers with that for comparable executive officers of other public companies, including companies that the Compensation Committee has identified as the Company’s peer group based on size in terms of revenues and/or stock market capitalization structures, industry and complexity.
     The Compensation Committee generally engages an independent outside consulting firm to aid in the review and evaluation of the total compensation package provided to named executive officers. In 2008 and 2009, the Compensation Committee engaged ECG Advisors, LLC and in 2010 the Compensation Committee engaged Towers Watson. Each of the consultants has provided an objective review of the compensation paid to the named executive officers and has identified competitive levels and elements of compensation paid to similarly-situated executive officers at other public companies. Each of the consultants was asked to consider the Company’s executive compensation structure and to recommend changes consistent with what is considered market level or competitive total compensation for executive officers of similar public companies. Neither consultant was engaged to provide any other services to the Company, except with respect to ECG’s review on behalf of the Nominating and Governance Committee of our director compensation, as described below.
     There are no public companies in the metals service center industry that are of comparable size, complexity and performance to Reliance. Accordingly, in considering executive compensation for 2009 the Compensation Committee and ECG together developed a peer group for purposes of comparison, consisting of the following 15 Fortune 500-ranked public companies, in the same or similar industries with annual revenues ranging from $5.5 billion to $15.3 billion. The peer group includes:
•	four metals companies: AK Steel Holding Company; Allegheny Technologies, Inc.; Commercial Metals Company; and Steel Dynamics, Inc.;

•	three diversified wholesalers: Genuine Parts; W. W. Grainger, Inc.; and Wesco International;

•	two Southern California Fortune 500-ranked companies that are in other businesses: Avery Dennison Group and Jacobs Engineering Group;

•	five industrial companies: Dover Corp.; Eaton Corporation; ITT Corporation; Parker Hannifin Corp.; and Terex Corp.;
and
•	one other Fortune 500-ranked company in computers and office equipment: Pitney Bowes, Inc.
(together, the “2009 Peer Group”). The 2009 Peer Group was selected so that the Company would be approximately in the middle of the group with respect to various financial metrics, based on 2008 information (the most recent information then available). The Compensation Committee made its compensation determinations, including those regarding performance goals under the Corporate Officers Bonus Plan and equity compensation, in January and February of 2009 for the 2009 year. Based on the Company’s 2008 financial information compared to the 2009 Peer Group financial information for 2008, the Company was at the 49th percentile for annual revenues, the 40th percentile for net income, the 55th percentile for return on equity and in the 40th percentile for a five-year compound annual total shareholder return when compared with the companies in the 2009 Peer Group. The peer group identified by the Compensation Committee may change from year to year, depending on the Company’s growth, changes in the economy and other events that might make any individual company more or less comparable to Reliance, and is expected to change for 2010 given the recent recession.

     The Compensation Committee also compared the performance of the Company’s stock price to the stock prices of the 2009 Peer Group and of other companies in the metals and metals service center industries, including AK Steel Holding Company; Allegheny Technologies, Inc.; A.M. Castle & Co.; Century Aluminum; Commercial Metals Company; Gibraltar Industries; Nucor Corporation; Olympic Steel; and Worthington Industries, Inc., as well as the Standard & Poor’s 500.
Policies
     The executive compensation program of the Company was established by the Board of Directors initially and is annually reviewed by the Compensation Committee. The non-management members of the Board must approve all changes in the policies, programs or plans affecting executive compensation. The executive compensation program is a pay-for-performance program that is designed to:
•	motivate executives to enhance shareholder value with compensation plans that are tied to Company performance;

•	target executive compensation at a level to ensure our ability to attract and retain superior executives; and

•	align executive compensation with Company earnings.
     Reliance enjoys a team-oriented corporate culture and has rewarded the entire team of executive and corporate officers for their joint efforts that result in the Company’s performance. The Company believes that attracting and maintaining a team of superior officers with complementary skills and expertise has proven successful for the Company’s growth, both organically and through acquisitions, and for maintaining the Company’s profitable financial performance, each of which generally enhances shareholder value. None of the Company’s officers, including the named executive officers, has an employment contract, severance agreement, change of control agreement or other similar agreement. To motivate executive officers to enhance shareholder value, we maintain a pay-for-performance compensation structure that puts much of the executive officers’ compensation at risk, depending on the Company’s performance and that rewards our executive officers principally for the amount of return on beginning shareholders’ equity. Executive officers are also rewarded for individual performance, activities that further the strategic vision and goals of the Company, and the individual’s level of responsibility and length of time with the Company. The underlying principle that all of the Company’s senior management is required to adhere to is to maintain the Company’s reputation for honesty and integrity, while providing excellent, responsive service to our customers, maintaining excellent relationships with our suppliers and maintaining credibility with our investors and access to capital markets and acquisition opportunities. Failure to adhere to this principle could result in a reduction in compensation or termination of employment.
     Our compensation structure for our named executive officers has four main elements: base salary, cash incentive bonus, equity incentive bonus (which may consist of either or both stock options or restricted stock) and retirement or deferred compensation benefits, which together provide short-term, long-term and retirement benefits, and have both cash and equity components. The allocation between cash and non-cash elements is intended to provide short-term benefits (cash) and long-term benefits (non-cash), giving relatively more weight to annual cash bonuses and retirement benefits and less weight to equity awards, base salaries and perquisites. The allocation between the base salary and the cash incentive bonus is intended to place a significant portion of the named executive officers’ compensation at risk, based on the Company’s performance. For 2009, if the Company had achieved a return of 12% on beginning shareholders’ equity (which the Compensation Committee considered to be an attractive return for shareholders over time at the time that the sliding scale for 2009 was adopted), then the named executive officers would have earned an incentive bonus equal to 100% of the executive officer’s base salary, which is the target amount (taking into account that the base salaries are generally below average), and an above-average return would normally result in a higher percentage of the executive officer’s base salary being paid as a cash bonus. If the Company had not achieved the minimum return on beginning shareholders’ equity of 6% in 2009, no bonus would have been paid. Because of our record performances from 2004 through 2008, the average return on beginning shareholders’ equity has increased, so for 2010, the Compensation Committee determined that the target amount would be earned by the executive officers only if the Company achieved a return of 13% on beginning shareholders’ equity. The long-term benefits include both equity (to date through stock option grants) and retirement benefits. The equity component is intended to more closely align officers’ and shareholders’ interests and to more closely align the officers’ compensation with the Company’s stock performance. Both of the long-term benefits are intended to encourage the officers to remain with the Company and to increase shareholder value.
     In February 2007 the Compensation Committee and the non-management directors on the Board of Directors established the requirement that the named executive officers maintain an ownership position in our common stock at least equal to five times base salary for our principal executive officer (our CEO), four times base salary for our chief operating officer, three times base salary for our principal financial officer (our CFO), and two and a quarter times base salary for the other named executive officers. All of the named executive officers, other than James D. Hoffman who was appointed in October 2008, are in compliance with the stock ownership requirements. Mr. Hoffman has a period of five years from his date of appointment in which to comply with the requirement. The policy also provides that all officers who are not named executive officers must maintain a shareholding position in the Company of from one to two and a quarter times their base salaries.
     The Company has had a supplemental executive retirement plan (“SERP”) since 1996 that was designed to provide the deferral of a moderate portion of the executive’s total compensation until retirement, in which all named executive officers other than James D. Hoffman participate. Through December 31, 2008, the SERP benefit payable to each participant was 50% of Final Average Compensation offset by the value that the participant was expected to receive from the Company’s contributions to the participant’s accounts in the Company’s 401(k) Plan and ESOP, including earnings thereon from the date of contribution to retirement, as well as amounts the participant was to receive from social security. This resulted in the Company bearing the risk of any fluctuations in the value of those investments. Because of the significant decline in overall investment markets in 2008, the Company’s SERP expense increased significantly. As of January 1, 2009 the SERP was amended and restated to bring the SERP into compliance with Rule 409A under the Internal Revenue Code and was changed to reduce the benefit paid under the formula from 50% to 38% of Final Average Compensation and to eliminate the offsets, thereby transferring the risk of the investment fluctuations to the participants, as well as freezing the SERP to new participants.
     As of December 2008 the Company adopted a deferred compensation plan to replace certain subsidiary deferred compensation plans or supplemental executive retirement plans that were in existence at the time that the Company acquired those subsidiaries. Adopting the new plan resulted in administrative cost savings to the Company and brought all plans into compliance with Rule 409A under the Internal Revenue Code. None of the named executive officers participates in the deferred compensation plan, other than Mr. Hoffman who participated in the Earle M. Jorgensen Company (“EMJ”) deferred compensation plan, which plan was replaced. The Company contribution made to the deferred compensation plan for the benefit of Mr. Hoffman was based on the formula applicable under the replaced plan.
Procedures
     The Compensation Committee is charged with assisting the Board to fulfill its obligations with respect to the compensation policies and does so by gathering both current and historical information relevant to the performance of the Company as compared to the identified peer group, compensation paid to named executive officers of the Company and comparable officers with the companies in the peer group identified by the Compensation Committee, and from time to time surveys of other public companies that the Compensation Committee determines to be comparable or useful. The Compensation Committee also reviews the compensation paid to our subsidiary officers each year. At the request of the Compensation

Committee, our CEO annually provides a summary of accomplishments and disappointments for the year under review, goals and results for the year under review and goals for the year ahead, a discussion of any tactical and strategic risks, any revisions to the strategic vision of the Company and a review or evaluation of each of the corporate officers, including the named executive officers. The Compensation Committee reviews and discusses these items before it begins any analysis specifically related to the mix, structure or amount of total compensation for the corporate officers.
     After reviewing that information and the data previously gathered, the Compensation Committee makes recommendations for the compensation to be paid to the CEO and other corporate officers. The Compensation Committee then discusses these recommendations with the CEO and presents these recommendations to the non-management members of the Board of Directors in executive session. The cash portion of the compensation is generally considered at a different time from the equity portion, although the Compensation Committee does analyze the proposed total compensation package before making any recommendations. The independent, non-management directors of the Board make the final determination of the compensation to be paid to the CEO and the other corporate officers of the Company.
Elements
     The compensation paid to each of the named executive officers is structured in the same manner and contains the same basic elements as for all of the corporate officers, that is, base salary, an annual cash incentive bonus, long-term compensation in the form of stock options and retirement benefits. All of the named executive officers other than James D. Hoffman (who participates in the Reliance Deferred Compensation Plan) are also eligible to receive benefits under our SERP, which provides certain retirement benefits to the named executive officers, among others. Our named executive officers may participate in our 401(k) Plan and health and medical insurance benefit plans, obtain life and disability insurance, and receive ESOP benefits on the same basis as these benefits are generally available to all eligible employees. (Since our Company is decentralized, we do not have master plans for each of these benefits that apply to employees Company-wide. Certain of our plans, such as the ESOP, are available only to employees of Reliance. Other plans are available only to employees of certain subsidiaries and not corporate officers.) In lieu of either providing a car or reimbursing certain personnel for auto travel, certain members of senior management, including the named executive officers, are paid a car allowance of $700 monthly, which is considered a perquisite.
     Base Salary
     The base salary is what the name implies — the primary, or base, compensation for each of the named executive officers, which is the minimum pay that an officer receives in any year. The base salaries of the named executive officers tend to be at the low end of the range of reasonably competitive salaries paid to comparable officers at companies in the identified peer group. The Compensation Committee benchmarked the base salaries of the named executive officers against the base salaries of comparable officers at companies in the 2009 Peer Group. The Compensation Committee found that the base salaries of the named executive officers were significantly below market, with the base salary of the Chief Executive Officer, the President and Chief Operating Officer, and the Chief Financial Officer being 25% to 30% below those officers in the 2009 Peer Group. A greater portion of the Company’s executive compensation is at risk because the Company has established lower base salaries, but potentially higher cash bonuses that are tied to the return on beginning shareholders’ equity, resulting in combined cash compensation consistent with the 2009 Peer Group. Base salaries for all of the corporate officers of the Company, including the named executive officers, have been frozen since January 2008 in light of the economic crisis.
     Incentive Bonus
     In February 2008 the Compensation Committee recommended and the independent non-management directors on the Board of Directors approved a Corporate Officers Bonus Plan (the “Bonus

Plan”) that is a non-equity incentive bonus plan for all corporate officers of Reliance, including the named executive officers. The Bonus Plan was also approved by the shareholders at the annual meeting in May 2008. The Bonus Plan is primarily a quantitative calculation based on the annual total return on beginning shareholders’ equity for the named executive officers and simplifies the calculations made under the Key-Man Incentive Plan that was in place prior to 2008. The Compensation Committee in the first quarter of each year adopts a sliding scale to calculate the bonus for named executive officers. In 2009 the sliding scale provided for a bonus to be paid to named executive officers if the Company’s annual rate of return on beginning equity was 6% or more, with the amount of bonus calculated as a corresponding percent of base salary ranging from 14% to 300%. By way of example, the named executive officers would receive no bonus if the rate of return were below 6%, a bonus of 100% of base salary if the rate of return were 12% (which was considered the target, based on the Company’s long-term average return on beginning shareholders’ equity) and a maximum of 300% of base salary if the rate of return were 25% or greater. Despite this quantitative calculation, the independent, non-management directors on the Board of Directors have final authority to approve these bonuses. The sliding scale for the Bonus Plan for 2010 as approved by the independent directors establishes similar performance goals applicable for 2010, with the target rate of return being increased to 13% from 12%, reflecting the higher long-term average rate of return resulting from the Company’s record performances in 2004 through 2008, and the percent of base salary ranging from 12.5% for a 6% rate of return to 300% for a rate of return equal to or in excess of 25%. This Bonus Plan is intended primarily to reward the named executive officers for the Company’s performance.
     Under the Bonus Plan, the named executive officers in 2009 would have been entitled to receive the target bonus amount if the Company’s return on beginning shareholders’ equity had been 12% and up to the maximum bonus amounts if the Company had a return on beginning shareholders’ equity equal to or in excess of 25%. For 2009, however, the Company’s return on beginning shareholders’ equity was only 6.1%, so none of the Company’s officers received the target bonus amount; the named executive officers received the threshold amounts equal to 14% of their respective base salaries. The threshold bonus was reduced to 12.5% of base salary for 2010, and the target bonus and the maximum bonus as a percent of base salary remain the same for 2010, but the named executive officers will not be entitled to receive the target bonus amount equal to 100% of base salary unless the Company achieves a return on beginning shareholders’ equity equal to 13%, an increase from the 12% applicable for 2009. We cannot predict with any certainty the probability of the named executive officers receiving any specific bonus amount in 2010, since it depends on the performance of the Company. If the Company achieves record performances as it did in 2006 through 2008, the named executive officers may receive amounts equal to 250% or more of their respective base salaries as their cash bonuses under the Bonus Plan. On the other hand, if the Company achieves a return on beginning shareholders’ equity similar to that achieved in 2009, the named executive officers would receive only the threshold amount equal to 12.5% of their respective base salaries as shown below. The Compensation Committee established the target bonus percentage based on the assumption that in a normal economy the Company should be able to achieve a 13% return on beginning shareholders’ equity, but there is no guarantee that it will do so. The table below illustrates the threshold, target and maximum bonuses that would be payable under the Bonus Plan based on the identified officers’ current base salaries if the Company achieves the correlated level of performance, but the Company cannot provide any assurance that it will achieve any particular return on beginning shareholders’ equity.

	Threshold	Target	Maximum
Officer Name/Title	Bonus Amount	Bonus Amount	Bonus Amount
David H. Hannah Chairman and Chief Executive Officer	$87,500	$700,000	$2,100,000

Gregg J. Mollins President and Chief Operating Officer	$65,000	$520,000	$1,560,000

Karla R. Lewis Executive Vice President, Chief Financial Officer and Assistant Secretary	$46,875	$375,000	$1,125,000

James D. Hoffman Senior Vice President, Operations	$41,250	$330,000	$990,000

James P. MacBeth(1) Senior Vice President, Carbon Steel Operations	$20,000	$160,000	$480,000

William K. Sales, Jr. Senior Vice President, Non-Ferrous Operations	$41,250	$330,000	$990,000

Named Executive Group	$301,875	$2,415,000	$7,245,000

Non-Executive Director Group	$-0-	$-0-	$-0-

Other Corporate Officer Employee Group(3)	$111,520	$892,167	$2,676,500 (2)

(1)	Mr. MacBeth has announced that he intends to retire as of June 30, 2010, so the bonus amounts are calculated on a pro rated basis for half of the year.

(2)	Estimate is based on percentages of base salary and bonus percentages applicable for 2009. The actual amount of the bonuses for corporate officers other than the named executive officers is within the discretion of the Compensation and Stock Option Committee, subject to approval of the independent, non-management directors.

(3)	This group consists of six officers.

     When benchmarking the incentive cash bonus against bonuses paid to comparable officers at companies in the 2009 Peer Group, the Compensation Committee found that the annual bonuses paid to the named executive officers for the Company’s record performances were among the highest of the 2009 Peer Group. Combined with the lower base salaries, however, the total cash compensation amounts are within a reasonable range of those of the comparable officers of the 2009 Peer Group. When developing the sliding scale for the incentive bonuses, the Compensation Committee determined that the Company’s average return on beginning shareholder’s equity from 1978 to 2004 was 12.8%, with a median return of 13.2%. For the period from 1978 through 2008 following five record performance years, the average rate of return over the period had increased to 14.3% and the median had increased to 13.7%. Because of this increase in the average and median rate of return, the Compensation Committee increased the target rate of return on beginning shareholders’ equity for 2010.
     The rates of return have varied from a low of 1.6% to a high of 32.6% during the period from 1978 to 2008. In only three years in that period has the Company exceeded the 25% rate of return, which the Compensation Committee has determined is required for the named executive officers to achieve the maximum incentive bonus equal to 300% of their respective base salaries. The rate of return in 2006 exceeded 25%, the rate of return for 2007 was 23.4% and the rate of return for 2008 was 22.9%. Because of the economic downturn, the Company’s rate of return on beginning shareholders’ equity for 2009 was 6.1%. Accordingly, for 2009 all of the named executive officers received 14% of their respective base salaries as an incentive bonus, down from the 269% received for 2008. We cannot predict with any reasonable certainty the likelihood that the named executive officers will receive their target bonuses for 2010. The Compensation Committee believes that the sliding scale is a reasonable quantitative approach to determining the bonuses to be paid, which reflects the Company’s performance in good times and bad and awards the named executive officers accordingly.
     Until 2008, the Company awarded bonuses to its named executive officers under its Key-Man Incentive Plan, which the Company had maintained for division managers and corporate officers of Reliance since 1965, with amendments from time to time. The Key-Man Incentive Plan was developed primarily as a quantitative calculation based on the annual operating results of the Company, with the point assignment being a qualitative element. To determine the bonus amounts to be paid under the Key-Man Incentive Plan, the Compensation Committee first calculated the bonus pool, which was an amount equal to 20% of the amount by which the Company’s net income for the current year exceeded the average risk-free rate of return on a one year Treasury bill applied to the Company’s net worth at the beginning of the year. That amount was then divided by the total points that the Compensation Committee had allocated to all participants under the Plan to determine the value per point, which was then multiplied by each participant’s number of points assigned by the Compensation Committee. Under the Key-Man Incentive Plan, the Compensation Committee established maximum bonus amounts for each individual, based on a percent of that person’s base salary. In 2007, the maximum bonus amounts for the named executive officers were determined based on a sliding scale with percentages of base salary corresponding to certain rates of return on beginning shareholders’ equity, so that the maximum bonus payable to any named executive officer would equal the corresponding percentage applicable for the Company’s return on beginning shareholders’ equity shown on the sliding scale, which was the same sliding scale adopted for the Corporate Officers’ Bonus Plan described above. In 2007 the Company’s return on beginning shareholders’ equity was approximately 23% and, accordingly, the maximum incentive bonus amount payable to the named executive officers under the Key-Man Incentive Plan was 269% of their respective base salaries. Under the Key-Man Incentive Plan the corporate officers, including the named executive officers, could elect to receive 25% of their bonus in shares of restricted common stock. None of the officers made such an election for the 2007 bonus.
     Stock Option and Restricted Stock Plan
     We have adopted, and the shareholders have approved, the Amended and Restated Stock Option and Restricted Stock Plan (the “Stock Plan”). The Stock Plan is intended to encourage the named executive officers and other key employees of the Company and its subsidiaries to remain with the

Company on a long-term basis and to reward individual performance and levels of responsibility. The scope and authority of the Compensation Committee is defined by the Stock Plan. The Compensation Committee has complete authority to interpret the Stock Plan and make all decisions with respect to how it functions. The Compensation Committee recommends to whom and in what number, and with what terms and conditions, options or restricted stock should be granted, but the independent, non-management members of the Board must confirm any grant of stock options or issuance of restricted stock. Under the Stock Plan, the Compensation Committee may recommend to the Board of Directors the grant of incentive stock options, non-qualified stock options or restricted stock. The granting and exercise of incentive stock options would require the Company to pay applicable taxes; whereas, the granting and exercise of non-qualified stock options and vesting of restricted stock require the individual to bear the burden of paying applicable taxes, with a corresponding tax deduction for the Company. Thus far, we have granted only non-qualified stock options, and we have not granted any incentive stock options or issued any restricted stock under the Stock Plan, so the Company is not responsible for any of the applicable taxes. James D. Hoffman was an officer of Earle M. Jorgensen Company (“EMJ”) at the time that the Company acquired EMJ, and Mr. Hoffman, as well as several other EMJ employees, currently holds certain incentive stock options that were granted to him by Earle M. Jorgensen Company before Reliance acquired it and that were converted to options to acquire Reliance common stock as a result of the acquisition. All awards under the Stock Plan to named executive officers are approved by the independent, non-employee directors of the Company. The Compensation Committee considers the recommendations of our Chief Executive Officer with respect to any grants or awards to the other named executive officers and other corporate officers, as well as to other key employees.
     In making its recommendations to the Board, the Compensation Committee considers the position of the named executive officer, his or her importance to the Company’s results, his or her individual performance, the number of options already granted to that individual and the option price or prices at which those earlier granted options are exercisable, the total number of options to be recommended for granting and the relative number of such recommended option grants among the various individuals then under consideration for option grants, as well as the potential dilution and the related stock option expense as a percentage of pre-tax income.
     Under the terms of the Company’s Stock Plan, the exercise price of the stock option must be at least equal to the fair market value of the underlying stock on the date of grant. The fair market value is defined, for purposes of the Stock Plan, as the value at least equal to the closing price of Reliance common stock on the New York Stock Exchange Composite Index on the business day immediately prior to the grant date.
     The Company did not grant any stock options in 2006 because of the Company’s acquisition activities throughout the year. The Compensation Committee recommended that a larger number of stock options be granted to the named executive officers in 2007 and also determined to recommend annual grants of stock options in the future. In addition, in March 2007 the Compensation Committee determined, because of the cyclicality of the Company’s business operations, to make the term of newly-granted stock options seven years, instead of the five years that was applicable to previously granted stock options, but the options continue to become exercisable at the rate of 25% per year commencing one year from the date of grant. Beginning in 2008, the Compensation Committee determined that no more than 33% of the total options granted should be granted to all of the corporate officers as a group, including the named executive officers. When determining the number of stock options to grant to the named executive officers for 2009, the Compensation Committee found that stock options are the most prevalent form of equity compensation used by the 2009 Peer Group and that the value of the stock options granted to the named executive officers was significantly below the value of equity grants to comparable officers in the 2009 Peer Group.
     The Company does not plan to time nor has it timed its release of material non-public information for the purpose of affecting the value of any stock or stock options granted. In fact as noted above with respect to 2006, the Company has delayed the grant of options until material non-public information has been publicly disclosed and the market has had a reasonable opportunity to react to the information. Historically, the Compensation Committee has recommended grants of stock options for named executive officers at such times as it believed appropriate to ensure that each of the named executive officers had a reasonable amount of unexercised stock options. Since 2007, the Compensation Committee determined to make annual grants under the Stock Plan after the Company has reported its annual earnings and the market has had an opportunity to react to the Company’s release of its financial results. In February 2010, the Compensation Committee recommended and the Board of Directors approved the grant of a total of 240,000 non-qualified stock options to the named executive officers at an exercise price of $42.81 per share.
     SERP and Deferred Compensation Plan
     In 1996, Reliance adopted a Supplemental Executive Retirement Plan (“SERP”) to provide post-retirement benefits to certain of our named executive officers (other than James D. Hoffman, who was not then a corporate officer) and to certain other key employees, as the Compensation Committee, in its discretion, has determined appropriate from time to time. The SERP was amended in 1999 to provide for a pre-retirement death benefit. Effective January 1, 2009, the SERP was amended and restated and frozen to new participants. One of the primary objectives of the amendment was to shift the risk of the performance of the individual’s retirement plan investments from the Company to the participants. Through December 31, 2008, the SERP benefit payable to each participant was offset by the value that the participant was expected to receive from the Company’s contributions to the participant accounts in the Company’s 401(k) Plan and ESOP, including earnings thereon from the date of contribution to retirement, as well as amounts the participant was to receive from social security. These offsets resulted in the Company bearing the risk of any reductions in the value of those investments. Because of the significant decline in overall investment markets in 2008, the Company’s SERP expense increased significantly as the amount of the benefit payable by the SERP increased. The 2009 amendment and restatement eliminated the offsets to the SERP benefit and reduced the benefit amount to 38% of the average of the participant’s highest five years of the last ten years of total cash compensation (from 50% less offsets for the value of the Company contributions to the 401(k) Plan and ESOP plans as well as social security benefits). The amendment also froze the plan to new participants, brought it into compliance with Rule 409A under the Internal Revenue Code, and clarified certain provisions. The new benefit formula was intended to provide participants with approximately the same benefits that they would have received under the calculation required by the SERP before the amendment, but shifts certain risks from the Company to the participant. Reliance also adopted a deferred compensation plan effective December 1, 2008, to combine and replace certain deferred compensation plans and supplemental executive retirement plans that existed at certain companies at the time that we acquired them. James D. Hoffman was previously a participant in a subsidiary plan that was replaced, and he now participates in the Reliance Deferred Compensation Plan.
     The Compensation Committee considers the SERP benefits and any benefits under the Reliance Deferred Compensation Plan in its analysis of the total compensation paid to the named executive officers. In benchmarking the values of the SERP against the retirement benefits offered at companies in the 2009 Peer Group, the Compensation Committee found that the values are high for the named executive officers.
Other Benefits
     Our 401(k) Plan allows all eligible employees, including the named executive officers, who have been employed a minimum of three months, to defer a portion of their eligible compensation and provides a matching contribution of up to 3% of eligible compensation, subject to certain IRS limitations ($245,000 total compensation in 2009). All named executive officers participate in this 401(k) Plan. We have maintained an Employee Stock Ownership Plan (“ESOP”) since 1974, which was approved by the IRS as a qualified plan. All non-union employees of Reliance, including the named executive officers, are eligible to participate in the ESOP as of the first January 1 after one and one-half years’ of service. An employee who is eligible to participate in the ESOP is fully vested in the shares of our common stock allocated to his/her ESOP account. Allocation is based on the participant’s eligible compensation each year, including bonuses, as compared to the total compensation of all participants, subject to the maximum amounts established by the IRS ($245,000 total compensation in 2009). The Company also pays 100% of the healthcare insurance premiums for the named executive officers and his/her dependents, as we do for all eligible employees of Reliance, and the Company provides a car allowance and parking for the named executive officers. (The Company provides parking or public transportation benefits for most of its corporate office employees.) The Company also provides club memberships for our named executive officers that are intended to be used for business purposes. When benchmarking the perquisites provided to the named executive officers compared with the 2009 Peer Group, the Compensation Committee found that the perquisites were significantly below market.
Analysis
     When making decisions regarding the compensation of our named executive officers, the Compensation Committee considers information from a variety of sources. The Compensation Committee obtains from our accounting department historical data on the level of compensation paid to executive officers and subsidiary officers by the Company in the past, both individually and in relation to one another. The accounting department, with assistance from outside experts, also prepares certain quantitative calculations regarding the values of stock option grants and retirement benefits. Members of the Compensation Committee and its consultant gather publicly available information on compensation paid by members of the Company’s identified peer group, as well as information regarding the Company’s performance and results relative to these other companies and companies in the metals service center industry, and may review from time to time surveys of related compensation information. The composition of the peer group is reviewed annually and, if necessary, the Compensation Committee may revise the peer group in an effort to assure comparability of information. The information on other companies, including the 2009 Peer Group, alone is not determinative. The Compensation Committee analyzes both the individual elements and the total compensation packages for each of the named executive officers. In addition to the relative financial results of the Company compared to companies in the peer group and companies in the metals service center industry and compensation of comparable executive officers in each of these groups, the Compensation Committee considers factors such as the Company’s stock performance as compared with standard indices, such as the Standard & Poor’s 500. The Compensation Committee recognizes that, given the stock holding requirements and the amounts of stock actually held, the named executive officers are directly impacted by the Company’s stock price and, accordingly, their interest in the Company’s performance and the impact it has on the market value of the stock are closely aligned with that of the Company’s shareholders.
     The Compensation Committee extensively analyzed the following income statement, balance sheet, and stock market data of the Company and the 2009 Peer Group, for the 2008 year, since that was the most recent information available at the time the decision was being made:
Annual revenue
Net income
Operating margins
Return on equity
Number of full-time employees
Stock-market capitalization
One, three, five, and 10-year stock market returns benchmarked against various stock indices
Capitalization and debt ratios
Black Scholes factors

     The Compensation Committee also considered the structure of total compensation (base salary, cash bonus, long-term incentive plans, and SERP and related long-term or retirement plans) as compared to the 2009 Peer Group. This discussion of the structure of various executive compensation programs included the following:
Various elements of pay expressed as a percent of salary
Mix of direct pay
Value of annual equity grants
Long-term incentive plans
Non-qualified stock option plans of 2009 Peer Group companies
Rationale for restricted stock
Restricted stock and various performance standards
Retirement plans
Retirement plans of 2009 Peer Group companies
     Based on its analysis of the above and benchmarking against the 2009 Peer Group, the Compensation Committee determined that, although the Company’s position with respect to each element of compensation may vary, the total compensation for the named executive officers is competitive. The Compensation Committee, together with its consultant, determined that the Company’s annual cash bonuses (other than that for the CEO which ranked lower) and the SERP values for 2008 ranked high compared with those of the 2009 Peer Group, but the base salaries, equity awards and perquisites rank below those of comparable officers in the 2009 Peer Group. The Compensation Committee noted that the cash bonuses were significantly reduced for 2009 compared to 2008 but concluded that the level of the incentive cash bonuses was reasonable given the Company’s performance in 2009. In addition, the SERP values for 2009 were significantly reduced as a result of the amendment and restatement of the SERP. Given the volatility of the Company’s stock during the recession, the value of the awards of stock options granted to the named executive officers are significantly lower than the value of equity awards granted to comparable officers of the 2009 Peer Group. Our compensation structure emphasizes annual cash incentive bonuses, which are performance based, and retirement benefits, with lower base salaries, equity compensation and perquisites, thereby more closely tying executive compensation to Company performance, but also retaining long-term benefits.
     In 2008, the Company achieved record sales and earnings despite the economic recession, and completed its largest acquisition to date, based on transaction value and, consequently, the Company did not experience the immediate negative impact from the recession that many other companies experienced. Following the sudden and significant impact of the global economic downturn that we experienced beginning in the fourth quarter of 2008, the Company was faced with the most difficult operating environment that it had ever experienced in 2009. The management team worked together to generate record cash flow, reduce debt, reduce costs and ensure that the Company would be profitable despite the economy. The Company once again outperformed its peers.
     The Compensation Committee also considered the changes in the Company’s stock price compared to the changes in the stock price of the following companies: AK Steel Holdings, Allegheny Technologies, A.M. Castle & Co., Century Aluminum, Commercial Metals Company, Gibraltar Industries, Nucor Corporation, Olympic Steel and Worthington Industries, Inc., as well as the Standard & Poor’s 500 industry index for one-, three-, five- and ten-year periods. In all time periods Reliance’s stock performance ranked first or second among these companies. Excluding dividends, the increase in value in Reliance stock for three years was 9.8%, five years 121.9% and ten years 268.8%.
     In addition, from 2006 to 2008, the Company’s net income and sales have increased over the prior year, as shown below, but in 2009 both the Company’s net income and sales were down significantly. The Compensation Committee believes that the Bonus Plan appropriately adjusts the cash compensation of the Chief Executive Officer and the other named executive officers to reflect the significant change in the Company’s performance, as shown in the table below with respect to the Chief Executive Officer.

Percent Changes From Prior Year

			CEO Cash
			Compensation
Year	Net Sales	Net Income	(base + bonus)
2006	71%	73%	7%
2007	26%	15%	(2%)
2008	20%	18%	10%
2009	(39%)	(69%)	(69%)
     While mindful of the volatility of the Company’s stock price, the Compensation Committee recognized that the lowered price was principally a result of the economic upheaval from the meltdown of the financial markets and was not related specifically to the Company’s performance or the performance of the executive officers. The Compensation Committee commended the executive officers for their outstanding efforts to manage working capital, particularly by reducing inventory and expenses beginning in the fourth quarter of 2008 and continuing throughout 2009 in response to reduced customer demand. The significant increase in cash flow allowed the Company to reduce its debt and deleverage its balance sheet to maintain its investment grade credit rating, reducing our net debt-to-total capital ratio to 25.6% at the 2009 year end, down from 41.4% at the 2008 year end. To the knowledge of the Compensation Committee, Reliance is the only public metals service center company to have an investment grade credit rating and to have remained profitable during this economic crisis. The Compensation Committee believes that the Company’s total compensation plan is well designed, comprehensive and aligns management and the Board of Directors with creating value for each and every shareholder. Excluding dividends, the increase in value in Reliance stock for three years was 9.8%, five years 121.9% and ten years 268.8%. In all time periods, Reliance stock performance ranked first or second among its peer companies. The Compensation Committee finds these to be outstanding results and believes the shareholders are very fortunate to have the management team and all of the Reliance employees who contributed to this performance. The Compensation Committee, in collaboration with its consultant and after completing its analysis, concluded that the Chief Executive Officer’s cash compensation was below market for 2008 but that the total compensation was competitive, at approximately the 62nd percentile of the 2009 Peer Group. The Compensation Committee also found, based on the information provided by its consultant for 2008, that the total compensation for Reliance’s other named executive officers was competitive, ranging from the 66th to the 76 th percentile.
     Individual Performance Factors. Individual performance of each of the named executive officers principally impacts any increase in base salary (which in turn impacts the amount of the cash incentive bonus that is calculated as a percentage of the base salary) and the number of stock options granted. Each of the named executive officers contributed to the Company’s results in a number of ways, and all worked together as a team to rapidly and effectively respond to the dramatic decline in demand and pricing. The Compensation Committee considered, among other things, the following specific factors in addition to the more subjective factors of management style, problem-solving capabilities, supervisory responsibilities and the responsibilities of due diligence related to proposed acquisitions and the integration and subsequent performance of completed acquisitions of each of the named executive officers:

CEO — It is the CEO’s responsibility to develop a strategic vision for the Company and to ensure that the corporate officers take actions to further the Company’s long-term corporate goals and objectives. Mr. Hannah has been the principal factor in developing and implementing the acquisition strategy of the Company and in maintaining a strong balance sheet and adequate financing to allow the Company to grow both organically and through acquisitions. In 2009 Mr. Hannah developed and implemented a strategy to quickly respond to the economic downturn by maximizing liquidity, mainly by reducing inventory levels and controlling costs and using the cash generated to pay down debt, so that the Company deleveraged the balance sheet significantly by paying down approximately $830 million of debt, which provides us with ample liquidity not only to survive the recession but to end the year as a financially stronger and leaner company. At December 31, 2009, our net debt-to-total capital ratio was 25.6%, down from 41.4% at the 2008 year end and down from about 50% immediately following the completion of our acquisition of PNA as of August 1, 2008. Mr. Hannah also directly supervises certain of our specialty subsidiaries.
President and COO — Mr. Mollins, in addition to supervising Mr. Hoffman, Mr. MacBeth, and Mr. Sales and the presidents of some of our larger subsidiaries, was directly involved in the organic growth of the Company and in planning the expansion of existing operations. The presidents of the six PNA companies acquired in 2008 report directly to Mr. Mollins, who spent considerable time educating them on Reliance’s management strategy with respect to gross profit margins and inventory turns in the difficult operating environment in 2009. Mr. Mollins also oversees the capital expenditures of the Company; we spent $69.9 million on capital expenditures in 2009. Both Mr. Hannah and Mr. Mollins developed and implemented a plan to respond quickly to falling prices and worsening economic conditions by reducing inventory and expenses and increasing productivity. Mr. Mollins worked directly with the various subsidiaries to increase the cooperative attitude and encourage buying products within the Reliance family of companies to speed the reduction of inventory.
EVP and CFO — Mrs. Lewis supervises the Vice President, Human Resources and the Vice President and Corporate Controller, and serves on the executive committee overseeing the long-term development of the Company’s IT activities. Under Mrs. Lewis’s leadership, the Company managed its cash flow so as to maintain a strong balance sheet allowing continued access to capital, along with meeting all debt covenants and financial reporting requirements and maintaining strong internal controls throughout the Company. In addition, Mrs. Lewis spearheaded the amendment of the Company’s revolving credit facility to provide relief under our interest coverage ratio covenant and also extend the maturity date for $1.02 billion of our revolving credit facility to November 2012 from November 2011. Mrs. Lewis’s focus on deleveraging the balance sheet significantly by paying down approximately $830 million of debt provides us with ample liquidity not only to survive the recession but to end the year as a financially stronger and leaner company. At December 31, 2009, our net debt-to-total capital ratio was 25.6%, down from 41.4% at the 2008 year end and down from about 50% immediately following the completion of our acquisition of PNA as of August 1, 2008. Mrs. Lewis’s efforts in connection with the repayment of the debt related to the PNA acquisition and maintaining adequate liquidity allowed the Company to maintain an investment grade credit rating.
Sr. VP, Operations — Mr. Hoffman was appointed as a named executive officer in October 2008 and provided oversight for certain operating entities to maintain profitability, and improve inventory turns, and he was instrumental in implementing a plan to respond quickly to falling prices and worsening economic conditions by reducing expenses and increasing productivity and cooperation among the Reliance family of companies.
Sr. VP, Carbon Steel Operations — Mr. MacBeth was principally involved in maintaining profitability, improving inventory turns and overseeing management of certain of our carbon steel operations, and implementing the Company’s strategy for organic growth of these operations. The Company expanded some of its existing facilities and updated processing equipment in certain key markets. Mr. MacBeth was instrumental in implementing a plan to respond quickly to falling prices and worsening economic conditions by reducing expenses and increasing productivity and cooperation among the Reliance family of companies.
Sr. VP, Non-Ferrous Operations — Mr. Sales was involved in maintaining profitability, improving inventory turns and overseeing management of certain of our non-ferrous operations, as well as implementing the Company’s strategy for organic growth for these operations. Mr. Sales continued to be involved in assisting in the expansion of our Company in Asia. In addition, Mr. Sales was involved in the expansion of existing facilities and updating of processing equipment at our non-ferrous operations, and took an active role in supervising certain of our Asian operations and implementing a more robust export compliance program. Mr. Sales is also on the executive committee overseeing the corporate IT strategy. Mr. Sales was instrumental in implementing a plan to respond quickly to falling prices and worsening economic conditions by reducing expenses and increasing productivity and cooperation among the Reliance family of companies.
     The performance of each of the named executive officers contributed to the Company’s record cash flow and ability to remain profitable in 2009.
Director Compensation
     In 2006, the Nominating and Governance Committee engaged ECG Advisors, LLC as an outside consultant to assist it in reviewing director compensation and recommended to the Board compensation levels that the Nominating and Governance Committee believes to be commensurate with other comparable public companies. An updated review was performed in 2008 and it was determined that the current director compensation levels were appropriate, except that the retainer paid to the Lead Director was increased. Directors are paid an annual retainer, payable quarterly, and fees for attending board or committee meetings or for chairing the meetings or a committee of the Board. Under the Amended and Restated Directors Stock Option Plan, which has been approved by the shareholders, non-employee directors are entitled to receive non-qualified options to acquire our common stock in accordance with that plan, including an automatic grant of 6,000 shares on the date of each Annual Meeting of Shareholders with an exercise price not less than the closing price of our common stock on the New York Stock Exchange Composite Index on the grant date. In February 2007, the Board of Directors adopted minimum requirements for directors to own the Company’s common stock. Directors are required to own shares of the Company’s common stock having a market value equal to at least five times the annual cash retainer received by directors, and directors have five years in which to acquire and begin maintaining that amount of the Company’s common stock. Andrew G. Sharkey, III, our newest director, is the only director who has not yet met this requirement.
Certain Federal Income Tax Consequences
     The following summarizes certain Federal income tax consequences relating to the Company’s Stock Plans. The summary is based upon the laws and regulations in effect as of the date of this Proxy Statement and does not purport to be a complete statement of the law in this area. Furthermore, the discussion does not address the tax consequences of the receipt or exercise of awards under foreign, state, or local tax laws, and such tax laws may not correspond to the Federal income tax treatment described below. The exact Federal income tax treatment of transactions will vary depending upon the specific facts and circumstances involved and the participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of awards and disposition of any acquired shares.
     Stock Options
     The grant of a stock option under the Stock Plans will create no income tax consequences either to the Company or to the recipient. An individual who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at such time over the exercise price. We will generally be entitled to a deduction in the same amount as and in the year in which the participant recognizes ordinary income. When the participant subsequently disposes of the shares of common stock received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis. (The tax basis will equal the fair market value of the common stock on the exercise date.)
     In general, a participant will recognize no income or gain as a result of the exercise of an incentive stock option, except that the alternative minimum tax may apply. Except as described below, a participant will recognize a long-term capital gain or loss on the disposition of the common stock acquired pursuant to the exercise of an incentive stock option, and we will not be allowed a deduction. If the participant fails to hold the shares of common stock acquired pursuant to an exercise of an incentive stock option for at least two years from the grant date and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of the gain realized on the disposition and the excess of the fair market value of the shares of common stock on the exercise date over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.
     Restricted Stock
     Generally, a participant will not recognize income and we will not be entitled to a deduction at the time an award of restricted stock is made under the Stock Plan, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at that time. We will generally be entitled to a corresponding deduction in the same amount and at the same time as a participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss to the extent the amount realized from the sale differs from the tax basis. (The tax basis would be the fair market value of the common stock on the date the restrictions lapse.) Dividends paid in cash and received by a participant who has not made a Section 83(b) election prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid, and we will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described in this section.
     A participant may, within thirty (30) days after the date of the award of restricted stock, make an election under Section 83(b) of the Internal Revenue Code to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award less the amount, if any, the participant paid for such restricted stock. If the participant makes such an election, then we will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by us. The otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to claim a credit for the tax previously paid. In addition, we would then be required to include as ordinary income the amount of any deduction we originally claimed with respect to the shares.
     Limits on Deductibility of Compensation
     Section 162(m) of the Internal Revenue Code limits the deduction we can take for compensation paid to our Chief Executive Officer and our four other highest paid officers (determined as of the end of each year) to $1 million per year per individual, subject to certain exemptions. Performance-based compensation that meets the requirements of Section 162(m) does not have to be included in determining whether we have exceeded the $1 million limit. Our Stock Plan is designed and administered so that awards granted to the covered individuals meet the requirements of Section 162(m) for performance-based compensation. Our Corporate Officers Bonus Plan is also designed to provide performance-based compensation, with respect to cash awards. To the extent consistent with the Company’s policies, we seek to preserve the ability to deduct compensation paid to our executive officers under these plans, but the Compensation Committee may pay compensation to one or more executive officers that is as a whole or in part not deductible if the Compensation Committee determines that it is in the best interests of the Company.
     Change of Control; Deferred Compensation
     The SERP has a change of control provision that was clarified by the amendment and restatement of the plan as of January 1, 2009. Upon a change of control, the participants become 100% vested in their benefits, which are calculated based on compensation for the ten years prior to the change of control, and the benefit due is paid out in accordance with the plan.
     In December 2008, the Company adopted a deferred compensation plan, but no executive officer received any benefits under this plan in 2009, other than James D. Hoffman, who received a Company contribution under the plan generally calculated based on the formula applicable under the Earle M. Jorgensen Company plan which was replaced by the Reliance Deferred Compensation Plan. The purpose of the deferred compensation plan is to allow the Company to provide supplemental retirement benefits to participants in the plan and to allow participants to defer compensation to future years to meet their individual financial needs. For Company contributions, participants vest based on Years of Plan Participation at a rate of 20% per Plan Year. Participants vest 100% upon reaching Retirement (age 65 and ten years of service), Change in Control or Death, except that participants in the plan who previously participated in a subsidiary deferred compensation plan will be vested in accordance with a separate vesting schedule that matches the prior plan. Mr. Hoffman is 100% vested in the Company contribution.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT
     The Compensation and Stock Option Committee of the Board of Directors (the “Compensation Committee”) is composed entirely of independent, non-employee directors listed below.
     The Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed it with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, to the extent appropriate, the Company’s Annual Report on Form 10-K.
     This report is submitted on behalf of the members of the Compensation Committee.

Douglas M. Hayes	Mark V. Kaminski

Andrew G. Sharkey, III	Leslie A. Waite, Chairman

EXECUTIVE COMPENSATION
     The following table summarizes certain information concerning the compensation that we paid for the years 2009, 2008 and 2007 to our Chairman and Chief Executive Officer, who was our only principal executive officer during these years, our Executive Vice President and Chief Financial Officer, who was our only principal financial officer during these years, and each of the other four most highly compensated executive officers who were serving in that capacity at the end of 2009:
Summary Compensation Tables

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and				Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	Salary ($)	Bonus ($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
David H. Hannah	2009	$700,000	$98,000	$—	$1,546,000	$—	$846,002	$20,242	$3,210,244
Chairman and Chief	2008	$700,000	$1,883,000	$—	$1,956,000	$—	$2,369,595	$20,529	$6,929,124
Executive Officer	2007	$636,000	$1,710,840	$—	$855,500	$—	$497,547	$20,136	$3,720,023

Gregg J. Mollins	2009	$520,000	$72,800	$—	$773,000	$—	$448,975	$20,242	$1,835,017
President and Chief	2008	$520,000	$1,398,800	$—	$978,000	$—	$1,198,902	$20,529	$4,116,231
Operating Officer	2007	$487,600	$1,311,644	$—	$684,400	$—	$400,173	$20,136	$2,903,953

Karla R. Lewis	2009	$375,000	$52,500	$—	$618,400	$—	$330,421	$20,242	$1,396,563
Executive Vice	2008	$375,000	$1,008,750	$—	$782,400	$—	$378,857	$20,529	$2,565,536
President and Chief	2007	$350,000	$941,500	$—	$684,400	$—	$76,353	$20,136	$2,072,389
Financial Officer

James D. Hoffman(7)	2009	$330,000	$46,200	$—	$386,500	$—	$30,000	$15,615	$808,315
Senior Vice	2008	$321,203	$762,992	$—	$146,700	$—	$38,344	$10,652	$1,279,891
President, Operations

James P. MacBeth	2009	$320,000	$44,800	$—	$386,500	$—	$354,775	$20,242	$1,126,317
Senior Vice	2008	$320,000	$860,800	$—	$489,000	$—	$1,314,652	$20,529	$3,004,981
President, Carbon	2007	$315,000	$847,350	$—	$427,750	$—	$595,836	$20,136	$2,206,072
Steel Operations

William K. Sales, Jr.	2009	$330,000	$46,200	$—	$386,500	$—	$237,408	$20,242	$1,020,350
Senior Vice	2008	$330,000	$887,700	$—	$489,000	$—	$416,840	$20,529	$2,144,069
President, Non-	2007	$315,000	$847,350	$—	$427,750	$—	$367,878	$20,136	$1,978,114
Ferrous Operations

(1)	The amounts shown were paid under our Key-Man Incentive Plan for 2007 and under the Corporate Officers Bonus Plan for 2009 and 2008.

(2)	No restricted stock was awarded to any executive officer in 2009, 2008 or 2007.

(3)	The amounts in this column do not necessarily represent the value of the stock option awards, nor are they a prediction of what the employee may realize. The amounts in this column reflect the grant date fair value of the stock options awarded in 2009, 2008 and 2007, respectively. The values are calculated in accordance with the Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification, and pursuant to the Company’s stock option plans. Assumptions used in the calculation of these amounts are included in Note 10 in the Company’s Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The 2008 and 2007 award values were recalculated from the amounts shown in prior Proxy Statements to reflect the grant date fair value, as required by SEC rules effective for 2010.

(4)	The Company has no non-equity incentive compensation plan other than the Corporate Officers Bonus Plan, which went into effect for 2008, and the Key-Man Incentive Plan for 2007 which is reported as a Bonus.

(5)	The amounts represent the change in the present value of the accumulated benefits payable on retirement under our SERP for each of the named executive officers, with the exception of Mr. Hoffman. These amounts are determined using interest rate and mortality assumptions consistent with those included in Note 11 of the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K filed by the Company for the year ended December 31, 2009. The 2009 amounts in the table are calculated in accordance with the amended and restated SERP that became effective as of January 1, 2009.

Mr. Hoffman’s amounts represent Company contributions on his behalf to the Reliance Deferred Compensation Plan.

(6)	The 2009 amounts represent allocations to the accounts of each of the named executive officers, with the exception of Mr. Hoffman, of contributions made to our ESOP of $5,228, the matching contributions to our 401(k) retirement savings plan of $6,614 and an annual car allowance of $8,400. Mr. Hoffman’s “All Other Compensation” amount is comprised of a matching contribution to our 401(k) retirement savings plan of $6,614, supplemental life insurance premiums paid by the Company for Mr. Hoffman’s benefit of $601 and auto allowance of $8,400.

(7)	James D. Hoffman was appointed an executive officer as of October 1, 2008; therefore, only his 2009 and 2008 compensation information is included in the table.

Grants of Plan Based Awards
     The Company has no non-equity or equity incentive plans for its executive officers other than the Corporate Officers Bonus Plan and the Amended and Restated Stock Option and Restricted Stock Plan as disclosed on the Summary Compensation Table. The following table sets forth plan-based awards granted to the executive officers named above during 2009:

									All Other
									Option		Grant Date
		Estimated Future Payouts Under Non-			Estimated Future Payouts Under			All Other	Awards:	Exercise or	Fair Value of
		Equity Incentive			Equity			Awards:	Number of	Base Price	Stock and
		Plan Awards(1)			Incentive Plan Awards			Number of	Securities	of Option	Option
	Grant							Shares of Stock or	Underlying	Awards	Awards
Name	Date	Thres-hold ($)	Target ($)	Maxi-mum ($)	Thres-hold ($)	Target ($)	Maxi-mum ($)	Units (#)	Options (#)(2)	($/sh) (3)	($/sh)(4)
David H. Hannah	—	98,000	700,000	2,100,000	—	—	—	—	100,000	$33.70	$15.46
Gregg J. Mollins	—	72,800	520,000	1,560,000	—	—	—	—	50,000	$33.70	$15.46
Karla R. Lewis	—	52,500	375,000	1,125,000	—	—	—	—	40,000	$33.70	$15.46
James D. Hoffman	—	46,200	330,000	990,000	—	—	—	—	25,000	$33.70	$15.46
James P. MacBeth	—	44,800	320,000	960,000	—	—	—	—	25,000	$33.70	$15.46
William K. Sales, Jr.	—	46,200	330,000	990,000	—	—	—	—	25,000	$33.70	$15.46

(1)	Reflects the threshold, target and maximum payout amounts of non-equity incentive plan awards that were in effect for 2009 under the Corporate Officers Bonus Plan. The threshold, target and maximum payout amounts were determined in accordance with the terms of the Corporate Officers Bonus Plan. The award amount is a percent of the named executive officer’s current year salary, with the percent based upon the current year return on beginning shareholders’ equity. In order to receive any award, the return on beginning shareholders’ equity must be at least 6%, which results in an award of 14% of the named executive officer’s current year base salary. The 2009 target amount is based on a return on beginning shareholders’ equity of 12%, which is based on the Company’s long-term average return on beginning shareholders’ equity, and results in an award of 100% of the named executive officer’s base salary. The maximum amount is based on a return on beginning equity of 25% or higher, which results in an award of 300% of the named executive officer’s current year salary. These columns do not reflect the actual amounts paid, but only provide an example of how bonuses would be calculated under the Corporate Officers’ Bonus Plan if the specified levels of return on beginning shareholders’ equity were achieved.

(2)	The number of non-qualified stock options awarded to each named executive officer in April 2009.

(3)	The exercise price of the stock options awarded in 2009.

(4)	The amounts in this column reflect the grant date fair value of the stock options awarded in 2009. These values are calculated in accordance with the Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification, and pursuant to the Company’s stock option plans. Assumptions used in the calculation of these amounts are included in Note 10 in the Company’s Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Option Exercises and Stock Vested
     The following table sets forth information for the executive officers named above with regard to the aggregate stock options exercised during the year ended December 31, 2009:

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	on Vesting ($)
David H. Hannah	50,000	$811,139	—	$—
Gregg J. Mollins	—	$—	—	$—
Karla R. Lewis	62,500	$840,947	—	$—
James D. Hoffman	—	$—	—	$—
James P. MacBeth	50,000	$862,435	—	$—
William K. Sales, Jr.	—	$—	—	$—

(1)	The amounts represent the difference between the exercise price and fair market value at date of exercise of non-qualified stock options.
Outstanding Equity Awards at Fiscal Year-End
     The following table sets forth outstanding equity awards held by the executive officers named above at December 31, 2009, all of which were granted under the Company’s Amended and Restated Stock Option and Restricted Stock Plan and the Earle M. Jorgensen incentive stock option plan:

	Option Awards					Stock Awards
			Equity						Equity
			Incentive						Incentive
			Plan					Equity	Plan Awards:
			Awards:					Incentive Plan	Market or
			Number of			Number	Market	Awards:	Payout Value
		Number of	Securities			of Shares	Value of	Number of	of Unearned
	Number of	Securities	Underlying			or Units	Shares or	Unearned	Shares, Units
	Securities	Underlying	Unexer-			of Stock	Units of	Shares, Units	or Other
	Underlying	Unexercised	cised	Option	Option	That	Stock That	or Other	Rights That
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Rights That Have	Have Not
Name	Exercisable	Unexercisable(1)	Options(#)	Price ($)	Date	Vested	Vested	Not Vested	Vested
David H. Hannah	50,000	—	—	$24.58	10/18/2010	—	—	—	—
	25,000	25,000	—	$44.86	3/2/2014	—	—	—	—
	25,000	75,000	—	$56.80	2/26/2015	—	—	—	—
	—	100,000	—	$33.70	4/27/2016	—	—	—	—

Gregg J. Mollins	75,000	—	—	$24.58	10/18/2010	—	—	—	—
	10,000	20,000	—	$44.86	3/2/2014	—	—	—	—
	12,500	37,500	—	$56.80	2/26/2015	—	—	—	—
	—	50,000	—	$33.70	4/27/2016	—	—	—	—

Karla R. Lewis	37,500	—	—	$24.58	10/18/2010	—	—	—	—
	20,000	20,000	—	$44.86	3/2/2014	—	—	—	—
	10,000	30,000	—	$56.80	2/26/2015	—	—	—	—
	—	40,000	—	$33.70	4/27/2016	—	—	—	—

James D. Hoffman	12,500	12,500	—	$44.86	3/2/2014	—	—	—	—

	Option Awards					Stock Awards
			Equity						Equity
			Incentive						Incentive
			Plan					Equity	Plan Awards:
			Awards:					Incentive Plan	Market or
			Number of			Number	Market	Awards:	Payout Value
		Number of	Securities			of Shares	Value of	Number of	of Unearned
	Number of	Securities	Underlying			or Units	Shares or	Unearned	Shares, Units
	Securities	Underlying	Unexer			of Stock	Units of	Shares, Units	or Other
	Underlying	Unexercised	cised	Option	Option	That	Stock That	or Other	Rights That
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Rights That Have	Have Not
Name	Exercisable	Unexercisable(1)	Options(#)	Price ($)	Date	Vested	Vested	Not Vested	Vested
	1,875	5,625	—	$56.80	2/26/2015	—	—	—	—
	2,676	—	—	$24.92	6/17/2015	—	—	—	—
	—	25,000	—	$33.70	4/27/2016	—	—	—	—

James P. MacBeth	50,000	—	—	$24.58	10/18/2010	—	—	—	—
	12,500	12,500	—	$44.86	3/2/2014	—	—	—	—
	6,250	18,750	—	$56.80	2/26/2015	—	—	—	—
	—	25,000	—	$33.70	4/27/2016	—	—	—	—

William K. Sales, Jr.	100,000	—	—	$24.58	10/18/2010	—	—	—	—
	12,500	12,500	—	$44.86	3/2/2014	—	—	—	—
	6,250	18,750	—	$56.80	2/26/2015	—	—	—	—
	—	25,000	—	$33.70	4/27/2016	—	—	—	—

(1)	The table below shows the vesting schedule for all unexercisable options. All options vest at the rate of 25% per year, commencing one year from the date of the grant:

		Vesting Schedule For
		Unexercisable Options
Name	Grant Date	2010	2011	2012	2013
David H. Hannah	3/2/2007	12,500	12,500	—	—
	2/26/2008	25,000	25,000	25,000	—
	4/27/2009	25,000	25,000	25,000	25,000

Gregg J. Mollins	3/2/2007	10,000	10,000	—	—
	2/26/2008	12,500	12,500	12,500	—
	4/27/2009	12,500	12,500	12,500	12,500

Karla R. Lewis	3/2/2007	10,000	10,000	—	—
	2/26/2008	10,000	10,000	10,000	—
	4/27/2009	10,000	10,000	10,000	10,000

James D. Hoffman	3/2/2007	6,250	6,250	—	—
	2/26/2008	1,875	1,875	1,875	—
	4/27/2009	6,250	6,250	6,250	6,250

James P. MacBeth	3/2/2007	6,250	6,250	—	—
	2/26/2008	6,250	6,250	6,250	—
	4/27/2009	6,250	6,250	6,250	6,250

William K. Sales, Jr.	3/2/2007	6,250	6,250	—	—
	2/26/2008	6,250	6,250	6,250	—
	4/27/2009	6,250	6,250	6,250	6,250

Stock Option Plans
     In 2004, the Reliance Board of Directors adopted an Incentive and Non-Qualified Stock Option Plan, which was approved by the shareholders in May 2004 (the “2004 Plan”). The Board of Directors authorized 6,000,000 shares of the Company’s common stock to be reserved for issuance upon exercise of stock options granted under the 2004 Plan. On May 17, 2006, as approved by the shareholders on that date, the 2004 Plan was amended and restated to allow the Board to extend the term of subsequently granted stock options to up to 10 years, to increase the number of shares available for future grants of options or restricted stock from 6,000,000 shares to 10,000,000 shares, and to provide for the grant of restricted shares of the Company’s common stock, in addition to or in lieu of stock options. (The 2004 Plan, as amended and restated, may be referred to as the “Stock Plan.”) There are 8,757,000 common shares available for issuance and 3,584,975 options granted and outstanding under the Stock Plan as of December 31, 2009. The Stock Plan provides for granting of stock options that may be either “Incentive Stock Options” within the meaning of Section 422A of the Code or “Non-Qualified Stock Options” which do not satisfy the provisions of Section 422A of the Code. Incentive Stock Options are required to be issued at an option exercise price per share equal to at least the fair market value of a share of common stock on the date of grant, except that the exercise price of options granted to any employee who owns (or, under pertinent Code provisions, is deemed to own) more than 10% of the outstanding common stock must equal at least 110% of fair market value on the date of grant. Non-Qualified Stock Options must be issued at an option exercise price equal to at least fair market value on the date of grant. The Compensation and Stock Option Committee establishes the terms and conditions for the exercise of stock options, which are set forth in the instrument evidencing the stock option. Stock options may be exercised with cash or such other form of payment as may be authorized by the Compensation and Stock Option Committee. Stock options may not be granted more than ten years from the date of the Stock Plan and expire five years from the date of the grant for options granted prior to December 31, 2006 and up to ten years for options granted thereafter, as determined appropriate by the Compensation and Stock Option Committee. Options granted subsequent to December 31, 2006 have terms of seven years. All options granted and outstanding become exercisable at a rate of 25% per year, commencing one year after the date of grant, until fully vested and exercisable. The Stock Plan also allows for restricted shares of the Company’s common stock to be issued, subject to such restrictions as the Compensation and Stock Option Committee may determine to be appropriate. The Stock Plan expires by its terms as of December 31, 2013.
     In February 2010, the Compensation and Stock Option Committee recommended and the independent, non-management directors on the Board of Directors approved the grant of non-qualified options to acquire a total of 1,003,400 shares of the Company’s common stock, of which 240,000 non-qualified stock options were granted to the named executive officers, at an exercise price of $42.81 per share. In April 2009, the Compensation and Stock Option Committee recommended that the independent, non-management directors on the Board approve, which they did, a total grant of non-qualified options to acquire 941,300 shares of the Company’s common stock with an exercise price of $33.70 per share, of which 265,000 of stock options were granted to the named executive officers. All of these stock options have a term of seven years, becoming exercisable at the rate of 25% per year beginning on the first anniversary of the grant.
     In connection with the acquisition of Earle M. Jorgensen Company (“EMJ”), the Company assumed the EMJ incentive stock option plan (“EMJ Plan”) and converted the outstanding EMJ options to options to acquire 287,886 shares of Reliance common stock on the same terms and conditions as were applicable to such options under the EMJ Plan, with adjusted exercise prices and numbers of shares to reflect the difference in the value of the Reliance stock compared with the EMJ stock. Options granted under the EMJ Plan have ten-year terms and became fully vested as of March 31, 2009. There are 32,752 shares available for issuance and 68,254 options granted and outstanding under the EMJ plan as of December 31, 2009. James D. Hoffman, who became an executive officer of Reliance as of October 1, 2008, holds 2,676 of these incentive stock options.

Incentive Bonus Plans
     In February 2008 the Compensation and Stock Option Committee recommended and the independent non-management directors on the Board of Directors approved a Corporate Officers Bonus Plan that is a non-equity incentive bonus plan available to all officers of Reliance, including the named executive officers. The Corporate Officers Bonus Plan is an annual cash incentive payment based on the Company’s performance. The amounts of the bonuses for the named executive officers are the result of a quantitative calculation based on the annual return on beginning shareholders’ equity of the Company (net income for the year, as reported, divided by the shareholders’ equity at the beginning of the year; net income and shareholders’ equity may be adjusted due to certain non-recurring events as determined by the Compensation and Stock Option Committee and approved by the independent directors). The Compensation and Stock Option Committee has more discretion for corporate officers other than the named executive officers to determine annually, based on both qualitative and subjective criteria, what maximum percent of base salary would be paid as a bonus. For the named executive officers, the Compensation Committee has adopted a sliding scale with percentages of base salary corresponding to certain rates of return on beginning shareholders’ equity of the Company. The scale provides for a bonus to be paid to named executive officers if the rate of return on beginning shareholders’ equity is 6% or more, with the corresponding percent of salary ranging from 14% to 300% for 2009 and 12.5% to 300% for 2010. A bonus of 100% of base salary is the target and would be attained if the Company’s rate of return on beginning shareholders’ equity was 12% in 2009 and 13% in 2010. A maximum of 300% of base salary may be attained if the rate of return was 25% or greater.
     Since 1965, we have maintained a Key-Man Incentive Plan for our division managers and, until January 1, 2008, for our corporate officers, with periodic amendments. Most recently, we modified the Key-Man Incentive Plan in January 1999 to more accurately reflect the financial and operational conditions of Reliance and the metals service center industry, and to allocate the incentive bonus pool in accordance with the contributions of the eligible personnel. The initial incentive bonus pool is calculated to equal 20% of the amount by which our net income for that year exceeds the rate of return on a one-year Treasury bill multiplied by our net worth at the beginning of the year, as it may be adjusted for certain significant events, such as the issuance of our common stock in connection with our acquisition of EMJ. That pool is then adjusted by additional calculations, including the accrual of the calculated incentives. Our corporate officers, prior to 2008, were and certain Reliance division managers are eligible to participate in the pool. The incentive compensation bonus is payable 75% in cash and 25% in our common stock, except that corporate officers had the option of having this bonus paid 100% in cash and in 2009 bonuses to division managers were paid 100% in cash. The Company has reserved 147,338 shares of common stock for issuance as restricted stock under the Key-Man Incentive Plan as of December 31, 2009. Bonuses are generally paid and the restricted stock issued in or about March of each year after the Company’s financial results for the prior year have been announced. Officers and division/branch managers of the subsidiaries are not currently eligible to participate under the Key-Man Incentive Plan.
     Our divisions and subsidiaries have separate incentive bonus plans structured to allow them to participate in pretax income if the income exceeds established goals to provide bonuses to certain of the officers and managers, based upon the earnings of the respective subsidiary or division. These bonus plans are reviewed periodically by the executive officers of Reliance and the subsidiary boards of directors. Executive officers who serve as officers of subsidiaries are not eligible to participate in any subsidiary’s bonus plan and receive no other compensation from any subsidiary.
401(k) Retirement Savings Plan
     Various 401(k) and profit sharing plans are maintained by Reliance and its subsidiaries. Effective in 1998, the Reliance Steel & Aluminum Co. Master 401(k) Plan (the “401(k) Plan”) was established, which combined several of the various 401(k) and profit sharing plans of Reliance and its subsidiaries into one plan. Salaried and certain hourly employees of Reliance and its participating subsidiaries are covered under the 401(k) Plan. The 401(k) Plan will continue to allow each subsidiary’s Board to determine independently the annual matching percentage and maximum compensation limits or annual profit sharing contribution. Eligibility occurs after three months of service, and the Reliance contribution vests at 25% per year, commencing one year after the employee enters the 401(k) Plan. Other 401(k) and profit sharing plans and defined benefit pension plans exist as certain subsidiaries have not yet combined their plans into the 401(k) Plan as of December 31, 2009.
     Reliance also participates in various multi-employer pension plans covering certain employees not covered under our benefit plans pursuant to agreements between Reliance and collective bargaining units who are members of such plans.
Supplemental Executive Retirement Plan and Deferred Compensation Plan
     In 1996, Reliance adopted a Supplemental Executive Retirement Plan (“SERP”), which provides post-retirement benefits to the named executive officers, among others. Under the SERP as adopted and in effect through December 31, 2008, benefits equaled 50% of the average of the participant’s highest five years of the last ten years of total cash compensation, offset by amounts received from the Company contributions to and earnings on the participant’s 401(k) Plan and the ESOP accounts, as well as amounts received through social security. The SERP was amended in 1999 to provide for a pre-retirement death benefit.
     Effective January 1, 2009, the SERP was amended and restated principally to shift the risk of performance of the individual’s retirement plan investments from the Company to the participant. Other objectives were to freeze the SERP to new participants, to bring the documents into compliance with IRS Rule 409A and to clarify certain provisions of the SERP. The most significant change was to eliminate the offsets to the participants’ benefit payments. Under the SERP as amended, benefit payments will equal 38% of the average of the participant’s highest five years of the last ten years of total cash compensation (“Final Average Compensation”), without any deduction. Prior to the amendment, the benefit was calculated as 50% of the average of the participant’s highest five years of the last ten years of total cash compensation, subject to the offsets described above. The new percentage should provide participants with approximately the same benefits that they would have received under the calculation required by the SERP before the amendment. Other changes include paying the pre-retirement death benefit over a period of ten years, making the change of control benefit payable to all participants in a lump sum in the event of a change of control, and a delay in payments for “specified employees” as defined under Rule 409A.
     Reliance also adopted a deferred compensation plan effective December 1, 2008, but no named executive officer participated in or received any contributions under this plan other than James D. Hoffman, who is not a participant in the SERP. Mr. Hoffman received a Company contribution of $38,344 for the 2008 year based on his participation in a subsidiary deferred compensation plan that was replaced by the Reliance Deferred Compensation Plan and a 2009 Company contribution of $30,000. Mr. Hoffman’s aggregate balance in the Reliance Deferred Compensation Plan as of December 31, 2009 was $216,780. Currently no salary deferrals are allowed in the Reliance Deferred Compensation Plan. Aggregate earnings during 2009 in Mr. Hoffman’s deferred compensation account balance were $1,349.
     Certain of our subsidiaries, including PNA and Earle M. Jorgensen Company, had existing change of control agreements and deferred compensation plans at the time of our acquisition. At December 31, 2009, separate SERP’s (for inactive employees only) and a deferred compensation plan exist for certain of the companies that we acquired, which continue to provide post-retirement benefits to certain key employees of each company who were eligible to participate in the plans at the time we acquired the companies. Certain participants of these subsidiary plans entered into agreements to release their rights under those plans and to become participants in the Reliance Deferred Compensation Plan. The Reliance deferred compensation plan is, administered by the Compensation Committee, but the other plans are not.
     The estimated present value of accumulated benefits payable by the SERP at the normal retirement age of 65 for each of the executive officers named above, determined using interest rate and mortality assumptions consistent with those included in Note 11 in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, is as follows:
Pension Benefits

		Number of
		Years
		Credited	Present Value of	Payments
		Service	Accumulated	During the Last
Name	Plan Name	(#)	Benefit ($)	Fiscal Year ($)
David H. Hannah	Supplemental Executive Retirement Plan	29	$4,737,740	$-0-
Gregg J. Mollins	Supplemental Executive Retirement Plan	23	$2,607,662	$-0-
Karla R. Lewis	Supplemental Executive Retirement Plan	18	$709,277	$-0-
James P. MacBeth	Supplemental Executive Retirement Plan	28	$3,473,638	$-0-
William K. Sales, Jr.	Supplemental Executive Retirement Plan	12	$1,050,100	$-0-
Employee Stock Ownership Plan
     In 1974, Reliance adopted an Employee Stock Ownership Plan (“ESOP”) that was approved by the Internal Revenue Service as a qualified plan and that allows eligible employees to receive our common stock. All non-union employees, including executive officers, are eligible to participate in the ESOP as of January 1 after one and one-half year’s of service with Reliance. An employee who is eligible to participate is fully vested in the shares of our common stock allocated to his/her ESOP account. Allocation is based on the participant’s compensation each year, including bonuses, as compared to the total compensation of all participants, subject to the maximum compensation amounts established by the Internal Revenue Service ($245,000 for 2009). Dividends on the common stock are passed through and paid directly to the participants. Each year, Reliance contributes to the ESOP an amount determined by the Board of Directors, but no less than that amount necessary to cover the obligations of the ESOP, including any trustee’s fees. Our cash contribution was $1,200,000 for 2009. The cash contribution is used to purchase shares of our common stock on the open market. The shares are retained by the ESOP until a participant retires or otherwise terminates his/her employment with Reliance. Employees of the subsidiaries are not eligible to participate under our ESOP.

Equity Compensation Table
     The following table provides information as of December 31, 2009 regarding shares outstanding and available for issuance under our Amended and Restated Stock Option and Restricted Stock Plan, our Amended and Restated Director Stock Option Plan and the EMJ incentive stock option plan:

	Number of Securities	Weighted Average	Number of
	to be Issued upon	Exercise Price of	Securities
	Exercise of	Outstanding	Remaining
	Outstanding Options,	Options, Warrants	Available for
Plan Category	Warrants and Rights	and Rights	Future Issuance
Equity compensation plans approved by security holders	3,809,229	$41.22	5,421,277

Equity compensation plans not approved by security holders.	—	—	—

Total	3,809,229	$41.22	5,421,277
Risks Related to Compensation Plans
     Our Compensation and Stock Option Committee has concluded that the Company’s various compensation plans do not encourage excessive or inappropriate risk taking or create any risk that is reasonably likely to have a material adverse effect on the Company.
     Throughout our Company, compensation of our management and key employees is structured with the same elements as for our named executive officers: base salary, incentive cash bonus, equity compensation and a retirement benefit. Sales personnel generally are also paid commissions on the gross profit from sales. Our bonus plans provide variable compensation and are performance based programs triggered by various financial and operational measures, including most commonly return on manageable assets, gross profit, inventory turn, credit performance, safety metrics and other similar performance standards tailored to the job responsibilities of the individual employee and the results of the business unit or subsidiary for which the individual works. These plans generally place a maximum or cap on the amounts payable under the plans, which we believe mitigates excessive risk taking. From time to time discretionary bonuses may be awarded to individual employees based upon that individual’s performance and contribution to the results of the Company as a whole. Any discretionary bonus or commission awarded in connection with a particular transaction would be based principally on the profitability of the transaction and payable on completion. Our senior management reviews compensation paid to division managers, subsidiary officers and key employees and our Compensation and Stock Option Committee and the Board of Directors approves all grants of stock options or restricted stock.
     The nature of our business limits potential risk of the actions of individual employees and individual transactions. Our primary business is to serve customers by providing quick delivery, metals processing and inventory management services, principally for small orders. During 2009, our average order was approximately $1,220. We believe that our focus on small orders with quick turnaround differentiates us from many of the other large metal service center companies and allows us to provide better service to our customers, and that it also mitigates excessive risk taking. It is rare that any of our operating units enters into a material contract or agreement, and, on those rare occasions when a material contract is being considered, senior management is always involved. Further, given the internal processes and controls that we have in place, it would be very difficult for any individual or group of individuals to manipulate the results of their operating unit in a manner that would have a material adverse effect on the Company’s consolidated results.

     By focusing on profitability as one of our principal performance measures, we believe that our key employees are encouraged to reduce risk and to focus on long term objectives. Consequently, we believe that our division and subsidiary management take a more balanced, realistic approach in evaluating any opportunity that arises and avoid excessive risk taking.
DIRECTOR COMPENSATION
     In 2006, the Nominating and Governance Committee engaged an outside consultant to advise the Board on the amount of fees to be paid to non-management directors. After reviewing the recommendation of the consultant and the recommendation of the Nominating and Governance Committee, the Board determined to increase the fees paid to non-management directors effective January 1, 2007. Each non-management director is currently paid an annual retainer of $60,000, paid quarterly, and a fee of $2,500 for attending each Board or Committee meeting in person or any meeting of the non-management directors held on a day other than the day of a regular Board meeting and $1,250 for each meeting in which they participate by conference telephone call. In addition, the Company pays the Audit Committee Chair an annual retainer of $20,000, the Compensation and Stock Option Committee Chair an annual retainer of $10,000, the Nominating and Governance Committee Chair an annual retainer of $10,000, and a $15,000 annual retainer to the Lead Director who chairs the non-management Board meetings, all of which fees are paid quarterly. Mr. Hannah, who was elevated to the position of Chairman in October 2007, does not receive an annual retainer or other fees for his service as Chairman and as a director. All directors are reimbursed for expenses incurred in connection with Board or Committee meetings.
     In May 1998, the shareholders approved the Directors Stock Option Plan for non-employee directors. There were 600,000 shares of our common stock reserved for issuance under the Directors Plan initially. In February 1999, the Directors Plan was amended to authorize the Board of Directors of Reliance to grant additional options to acquire our common stock to non-employee directors. In May 2004 the Directors Plan was amended to accelerate the vesting of a non-employee director’s unexpired stock options in the event that such an individual retires from the Board of Directors at or after the age of 75, so that any unexpired stock options granted under the Directors Plan become immediately vested and exercisable, and the director, if he or she so desires, must exercise those options within ninety (90) days after such retirement or the options shall expire automatically. Options under the Directors Plan are non-qualified stock options, with an exercise price equal to fair market value at the date of grant. All options granted prior to May 2005 expire five years from the date of grant. None of the stock options becomes exercisable until one year after the date of the grant, unless specifically approved by the Board of Directors. In each of the following four years, 25% of the options become exercisable on a cumulative basis.
     In May 2005 the Directors Plan was further amended to provide for automatic annual grants of options to acquire 6,000 shares of common stock to each non-employee director. These options become 100% exercisable after one year. Once exercisable, the options remain exercisable until that date which is ten years after the date of grant. In addition, the amendment increased the number of shares available for future grants of options from the 374,000 shares reserved as of May 2005 to 500,000 shares. As of December 31, 2009 there were 215,000 shares available for issuance and 156,000 options outstanding under the Directors Plan.
     In February 2007, the Board of Directors adopted minimum requirements for directors to own the Company’s common stock. Directors are required to own shares of the Company’s common stock having a market value equal to at least five times the annual cash retainer received by directors, and directors have five years in which to acquire and begin maintaining that amount of the Company’s common stock. Andrew G. Sharkey, III, our newest director, is the only director who has not yet met this requirement.

Director Summary Compensation Table
     The following table sets forth certain information regarding fees paid and expense for outstanding options under the Directors Plan during 2009:

					Change in
					Pension Value
					and
	Fees Earned			Non-Equity	Nonqualified
	or Paid in	Stock	Option	Incentive Plan	Deferred	All Other
Name	Cash	Awards	Awards(1) (2)	Compensation	Compensation	Compensation	Total
Thomas W. Gimbel	$88,750	$—	$112,440	$—	N/A	N/A	$201,190
Douglas M. Hayes	$126,750	$—	$112,440	$—	N/A	N/A	$239,190
Franklin R. Johnson	$128,750	$—	$112,440	$—	N/A	N/A	$241,190
Mark V. Kaminski	$126,250	$—	$112,440	$—	N/A	N/A	$238,690
Andrew G. Sharkey, III	$97,500	$—	$112,440	$—	N/A	N/A	$209,940
Leslie A. Waite	$120,000	$—	$112,440	$—	N/A	N/A	$232,440

(1)	The amounts in this column do not necessarily represent the value of the stock option awards, nor are they a prediction of what the Director may realize. The amounts in this column reflect the grant date fair value of the stock options awarded in 2009. The values are calculated in accordance with the Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification, and pursuant to the Company’s stock option plans. Assumptions used in the calculation of these amounts are included in Note 10 in the Company’s Notes to Consolidated Financial Statements for the year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K.

(2)	The table below shows the aggregate number of options outstanding (both exercisable and unexercisable) and their respective grant date fair values for each director at December 31, 2009:

	Grant Date Per Share	Number of Options
Director	Fair Value	Outstanding
Thomas W. Gimbel	$6.44	6,000
	$15.79	6,000
	$25.24	6,000
	$25.54	6,000
	$18.74	6,000
Douglas M. Hayes	$6.44	6,000
	$15.79	6,000
	$25.24	6,000
	$25.54	6,000
	$18.74	6,000
Franklin R. Johnson	$15.79	6,000
	$25.24	6,000
	$25.54	6,000
	$18.74	6,000
Mark V. Kaminski	$6.44	6,000
	$15.79	6,000
	$25.24	6,000
	$25.54	6,000
	$18.74	6,000
Andrew G. Sharkey, III	$25.54	6,000
	$18.74	6,000
Leslie A. Waite	$6.44	6,000
	$15.79	6,000
	$25.24	6,000
	$25.54	6,000
	$18.74	6,000

SECURITIES OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information as of January 31, 2010, with respect to the beneficial ownership of our common stock by (i) each person known to Reliance who owns beneficially or of record more than five percent (5%) of the common stock of Reliance, (ii) each director and each executive officer named in the Summary Compensation Table and (iii) all directors and executive officers as a group:

	Amount and
	Nature of		Percentage of
Name and Address	Beneficial		Outstanding
of Beneficial Owner(1)	Ownership(2)		Shares Owned
Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	5,990,429	(3)	8.12%
BlackRock Inc. 40 East 52nd Street New York, NY 10022	5,701,953	(4)	7.73%
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	5,335,083	(5)	7.23%
Thomas W. Gimbel, Trustee of Florence A. Neilan Trust dated August 1, 2006 2670 Lorain Rd. San Marino, CA 91108	3,442,116	(6)	4.66%
David H. Hannah	387,500	(7)	*
Douglas M. Hayes 2545 Roscomare Rd. Los Angeles, CA 90077	43,195	(8)	*
Franklin R. Johnson 350 South Grand Avenue, Suite 4800 Los Angeles, CA 90071	23,000	(9)	*
Mark V. Kaminski 3521 Winterberry Circle Louisville, KY 40207	44,000	(10)	*
Gregg J. Mollins	272,682	(11)	*
Andrew G. Sharkey, III 10106 Harewood Court Great Falls, VA 22066	12,568	(12)	*
Leslie A. Waite 55 South Lake Street, Suite 750 Pasadena, CA 91101	142,812	(13)	*
James D. Hoffman	29,975	(14)	*
Karla R. Lewis	122,436	(15)	*
James P. MacBeth	139,329	(16)	*
William K. Sales, Jr.	179,008	(17)	*
All directors and executive officers as a group (15 persons)	4,936,135	(18)	6.69%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner is 350 South Grand Avenue, Suite 5100, Los Angeles, California 90071.

(2)	Reliance has been advised that the named shareholders have the sole power to vote and to dispose of the shares set forth after their names, except as noted.

(3)	Lord, Abbett & Co. LLC filed an amended Schedule 13-G on February 12, 2010 in which it identifies itself as an investment adviser having sole voting power over 5,507,329 shares and sole dispositive power over 5,990,429 shares.

(4)	BlackRock, Inc. filed an amended Schedule 13-G on January 29, 2010 in which it identifies itself as a parent holding company, with sole voting and dispositive power over the reported shares. It further states that it amends the most recent Schedule 13G filing, if any, made by Barclays Global Investors, NA and certain affiliates, which became subsidiaries of BlackRock, Inc. as a result of an acquisition.

(5)	Royce & Associates LLC filed an amended Schedule 13-G on January 26, 2010 in which it identifies itself as an investment adviser, with sole voting and dispositive power over the reported shares.

(6)	A Schedule 13D was filed in October 2006 on behalf of Thomas W. Gimbel, Trustee of the Florence A. Neilan Trust dated August 1, 2006. Of the 3,442,116 shares reported based on most recent Form 4 filed by Mr. Gimbel, (a) 2,396,180 shares are held by Thomas W. Gimbel as Trustee of the Florence A. Neilan Trust dated August 1, 2006, (b) 1,000,736 shares are owned by Thomas W. Gimbel, and (c) 21,200 shares are held by Thomas W. Gimbel as Trustee of trusts for the benefit of Mr. Gimbel’s minor children. Mr. Gimbel disclaims beneficial ownership of the shares held as Trustee of the Florence A. Neilan Trust dated August 1, 2006 and the 21,200 shares held as Trustee of trusts for the benefit of Mr. Gimbel’s minor children. Includes 24,000 shares issuable upon the exercise of options held by Mr. Gimbel with exercise prices of $18.31 to $66.28 per share.

(7)	Includes 137,500 shares issuable upon the exercise of options held by Mr. Hannah, with exercise prices of $24.58 to $56.80 per share. All of the shares are owned jointly with Mr. Hannah’s wife. Excludes 27,325 shares with respect to which Mr. Hannah has a vested right and shared voting power pursuant to our Employee Stock Ownership Plan (“ESOP”).

(8)	Includes 24,000 shares issuable upon the exercise of options held by Mr. Hayes, with exercise prices of $18.31 to $66.28 per share.

(9)	Includes 18,000 shares issuable upon the exercise of options held by Mr. Johnson, with exercise prices of $43.34 to $66.28 share.

(10)	Includes 24,000 shares issuable upon the exercise of options held by Mr. Kaminski, with exercise prices of $18.31 to $66.28 per share.

(11)	Includes 120,000 shares issuable upon the exercise of options held by Mr. Mollins, with exercise prices of $24.58 to $56.80 per share. All of the shares are owned jointly with Mr. Mollins’ wife. Excludes 11,954 shares with respect to which Mr. Mollins has a vested right and shared voting power pursuant to our ESOP.

(12)	Includes 6,000 shares issuable upon the exercise of options held by Mr. Sharkey, with an exercise price of $66.28 per share.

(13)	Includes 24,000 shares issuable upon the exercise of options held by Mr. Waite, with exercise prices of $18.31 to $66.28 per share.

(14)	Includes 25,176 shares issuable upon the exercise of options held by Mr. Hoffman, with exercise prices of $24.92 to $56.80 per share.

(15)	Includes 87,500 shares issuable upon the exercise of options held by Mrs. Lewis, with exercise prices of $24.58 to $56.80 per share. Excludes 5,061 shares with respect to which Mrs. Lewis has a vested right and shared voting power pursuant to our ESOP.

(16)	Includes 81,250 shares issuable upon the exercise of options held by Mr. MacBeth, with exercise prices of $24.58 to $56.80 per share. All of the shares are owned jointly with Mr. MacBeth’s wife. Excludes 10,972 shares with respect to which Mr. MacBeth has a vested right and shared voting power pursuant to our ESOP.

(17)	Includes 131,250 shares issuable upon the exercise of options held by Mr. Sales, with exercise prices of $24.58 to $56.80 per share. Excludes 2,039 shares with respect to which Mr. Sales has a vested right and shared voting power pursuant to our ESOP.

(18)	See notes 6 through 17, plus 97,514 shares held by other executive officers which include 77,500 shares issuable upon the exercise of options, with exercise prices of $24.58 to $56.80 per share.

     Code of Ethics
     Reliance has adopted a Code of Conduct, which includes a code of ethics, that applies to all executive officers and senior management, including the Chief Executive Officer and the Executive Vice President and Chief Financial Officer. Reliance has also adopted a Director Code of Conduct that applies to all directors, whether management or non-management, independent or not. These Codes of Conduct are posted on our website at www.rsac.com or a copy will be provided to you at no charge if you request one in writing to the attention of the Corporate Secretary of the Company. We have also established a confidential hotline and website to allow persons to report, without fear of retaliation, any inappropriate acts or omissions relating to our financial statements and accounting policies and practices.
Board of Directors
     Corporate Governance
     The Board of Directors has adopted Principles of Corporate Governance (“Principles”) outlining the responsibilities of the Board. These Principles are posted on the Company’s website at www.rsac.com or are available in print to any shareholder who requests a copy from our Corporate Secretary at the address shown above. The Board’s primary role is to represent the interests of the Company’s shareholders in strategic and material decisions of the Company. Among the most important responsibilities are the determination of corporate policies, the identification and nomination of qualified independent directors, the selection and evaluation of the Chief Executive Officer, the ongoing review of the senior management team, planning for management succession and the review of executive compensation. The Board also provides advice and guidance to management on a broad range of strategic decisions and annually reviews and approves management’s succession plan. The Board also reviews management’s safety program and record.
     The Board of Directors consists of eight directors, six of whom are independent. The Board is divided into two classes, which are to be as nearly equal in number as possible; one class is elected each year and serves for a two-year term. The Board has determined that directors should retire at the age of 75; provided that those directors serving on the Board at the time the mandatory retirement age was determined are not required to retire at that age. Leslie A. Waite and David H. Hannah are the only directors who fall within this exception.
     Board members are expected to attend each Board meeting and each meeting of any committee on which such Board member serves and are encouraged to attend the Company’s Annual Meeting of Shareholders. During 2009, the Board of Directors met nine times, including meetings held by conference telephone call. All of the directors attended 100% of the regular Board meetings. No person attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of committee meetings held by the committees on which he served during the period for which he has served as a director. All of the directors attended the Annual Shareholders Meeting held in May 2009.
     Shareholders or other interested parties may communicate with members of the Board of Directors individually or with the Board of Directors as a whole by sending a letter to the appropriate director or the Board in care of the Corporate Secretary of Reliance at the Company’s corporate headquarters address shown above.
     Committees
     The Board of Directors has authorized three standing committees: the Audit Committee, the Compensation and Stock Option Committee, and the Nominating and Governance Committee. The charters for each of these committees, as well as our Principles of Corporate Governance are available on our website at www.rsac.com, or are available in print to any shareholder who requests a copy from our

Corporate Secretary at the address shown above. Each of these committees is composed of only independent directors and regularly reports to the Board as a whole.
     The Audit Committee assists the Board in fulfilling the Board’s oversight responsibilities over Reliance’s financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of Reliance’s independent registered public accounting firm and maintaining open communication between the Board and the independent registered public accounting firm, the internal auditors and financial management. The Audit Committee confers formally with our independent registered public accounting firm, as well as with members of our management, our internal auditors and those employees performing internal accounting functions, to inquire as to the manner in which the respective responsibilities of these groups and individuals are being discharged. The members of the Audit Committee are independent directors as defined in the listing standards for the New York Stock Exchange and as defined in the standards established by the Securities and Exchange Commission. The Board of Directors has determined that Mr. Johnson, the Chair of the Audit Committee, is the Audit Committee financial expert. Each of the other members of the Audit Committee, Messrs. Hayes, Kaminski and Waite, are financially literate. The Audit Committee regularly reports to the Board of Directors. The Audit Committee engages our independent registered public accounting firm and the Board of Directors as a whole ratifies such actions. The Audit Committee reviews and approves the scope of the audit conducted by the independent registered public accounting firm of Reliance and pre-approves all fees for audit and non-audit services provided by the independent registered public accounting firm, reviews the accounting principles being applied by Reliance in financial reporting and the adequacy of internal controls and financial accounting procedures. The Audit Committee oversees the Company’s internal audit function and approves the compensation of the Internal Audit Director. In 2009, the Audit Committee met nine times and conferred by phone and email as needed.
     The Compensation and Stock Option Committee assists the Board in determining the compensation of the Company’s corporate officers, including the named executive officers, recommends to the Board annual and long-term compensation for the Company’s corporate officers, including the named executive officers, and prepares an annual report on its activities and determinations for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations. The Compensation Committee is charged with assisting the Board to fulfill its obligations with respect to the Company’s compensation policies and does so by gathering both current and historical information relevant to compensation paid to corporate officers, including the named executive officers, of the Company and a peer group identified by the Compensation Committee, with the advice of a consultant, and from time to time other public companies that the Compensation Committee determines to be comparable. After reviewing that information and information regarding the Company’s performance and the performance of individual officers and obtaining and discussing recommendations for compensation for corporate officers with our CEO, the Compensation Committee develops its own recommendations for the compensation to be paid to the CEO and other corporate officers. The Compensation Committee then presents these recommendations to the non-management members of the Board of Directors in executive session. The independent, non-management directors of the Board make the final determination of the compensation to be paid to the CEO and other corporate officers.
     In addition to its annual review of the compensation of corporate officers of Reliance, the Compensation Committee administers our stock option and restricted stock plans, the Reliance Supplemental Executive Retirement Plan and the Reliance Deferred Compensation Plan. The Compensation Committee has the authority to designate officers, directors or key employees eligible to participate in the plans, to prescribe the terms of any award of stock options or restricted stock, to interpret the plans, and to make all other determinations for administering the plans; provided that such determinations relating to corporate officers are subject to the approval of the independent, non-management directors of the Board. The members of the Compensation and Stock Option Committee are independent directors as defined in the listing standards for the New York Stock Exchange. In 2009, the Compensation and Stock Option Committee met two times, and conferred by phone and email as needed.

     The primary role of the Nominating and Governance Committee is to represent the interests of our shareholders with respect to the evaluation and composition of our Board of Directors and each of its standing committees. The Nominating and Governance Committee develops and implements policies and processes regarding Board and corporate governance matters, assesses Board membership needs, makes recommendations regarding potential director candidates to the Board, administers the evaluation of Board and Committee performance, encourages director training and makes any recommendations to the full Board as needed to carry out its purpose. The Nominating and Governance Committee annually reviews the Company’s Principles of Corporate Governance. The Nominating and Governance Committee also regularly considers issues relating to the retirement, succession and compensation of directors.
     The members of the Nominating and Governance Committee are independent directors as defined in the listing standards for the New York Stock Exchange. The Nominating and Governance Committee recommended, and the Board adopted, those Principles of Corporate Governance posted on our website. In October 2007, the Nominating and Governance Committee recommended that David H. Hannah, the Company’s Chief Executive Officer, succeed Joe D. Crider as Chairman, and the independent, non-management directors approved that promotion. In light of the fact that the Company has a strong, independent Board and an independent Lead Director, the Nominating and Governance Committee and the Board determined that it was in the best interests of the Company for the positions of Chairman and Chief Executive Officer to be held by one person. In 2009, the Nominating and Governance Committee met two times, and conferred by phone and email as needed.
     Nomination of Directors: Diversity Considerations
     Nominations for the Board of Directors are made by the Nominating and Governance Committee and considered by the Board of Directors acting as a whole. The Nominating and Governance Committee has not adopted a specific policy regarding the consideration of director candidates recommended by shareholders, but seeks candidates by any method the Committee determines to be appropriate. Any candidates for consideration should share the Company’s core values and have the highest ethical standards and be well-respected, with experience, knowledge and expertise to complement the other directors on the Board. The Nominating and Governance Committee considers management experience, general business knowledge, and specific skills or expertise, such as finance, value-added wholesaling, technology, business law and marketing and succession planning to fill a need for a particular skill set. The Board encourages the Nominating and Governance Committee to seek diverse experiences and backgrounds when considering candidates. The priorities and emphasis on particular experience, knowledge or expertise may change from time to time depending on the Nominating and Governance Committee’s assessment of the needs of the Board and the Company. From time to time, the Nominating and Governance Committee has engaged a search firm to assist with the identification of potential candidates. The committee members review and discuss resumes and other information regarding proposed candidates and interview selected candidates before any proposed nominee is presented to the Board for consideration. The Nominating and Governance Committee has determined that candidates should hold no more than two board seats with public companies in addition to serving as a director of Reliance and must qualify as an independent director as defined in the listing standards for the New York Stock Exchange.
     The Role of the Board of Directors in Risk Assessment
     The Board of Directors as a whole has the responsibility to oversee risk assessment and regularly receives reports from members of senior management and Chairs of the Committees as to any material risk to the Company, including operational, financial, legal, or regulatory risks, succession issues or risks that could adversely impact the Company’s reputation. The Audit Committee has taken the lead role in connection with the oversight of risks associated with or disclosable in the Company’s financial statements and certain regulatory risks. The Audit Committee meets with the Company’s independent registered public accounting firm in executive session (i.e., without management) on a quarterly basis and receives quarterly updates directly from the Company’s internal audit director and also has an annual executive session with the internal audit director. The Audit Committee also conducts an annual discussion regarding potential risks to the Company from a financial reporting and regulatory standpoint, with input from the Company’s financial management, internal audit director, in-house counsel and the independent registered public accounting firm. To the extent that a risk arises within the purview of our Nominating and Governance Committee or the Compensation and Stock Option Committee, management reports to the applicable Committee. The Chair of the appropriate Committee then reports to the Board as a whole as to any material risks and the evaluation or mitigation of those risks after any appropriate investigation and discussions with management and the Company’s independent registered public accounting firm. In the Board’s non-management sessions, the Lead Director regularly holds a general discussion of potential and actual risks. The Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and General Counsel all regularly attend the meetings of the Board of Directors and are available to discuss any material risk with the Board or any Committee. In addition, these officers regularly report to the Board of Directors on any risks of which they become aware. In the event that any material risk affecting the Company arises between meetings, the Board of Directors is informed promptly by email or conference telephone call. To the extent that the Board desires it or the risk warrants it, other Company personnel may be asked to prepare and present a report to the Board and outside counsel or an appropriate consultant may be invited to discuss the issue at a Board meeting. The Company believes that these procedures enable the Board to promptly and adequately assess risks that may have a material impact on the Company and to oversee any mitigation to the extent the Board deems it to be appropriate.
     Executive Session
     Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all those who are not Company officers or employees and include directors, if any, who are not “independent” by virtue of the existence of a material relationship with the Company, former status or family relationship or for any other reason. Executive sessions are led by a “Lead Director.” An executive session is held in conjunction with each regularly scheduled quarterly Board meeting and other sessions may be called by the Lead Director in his own discretion or at the request of the Board. Mr. Hayes has been designated as the Lead Director. Since the Board has determined that all of the non-management directors are independent, these executive sessions are also meetings of the independent directors.
     Director Independence
     Other than Messrs. Hannah and Mollins, who are officers and employees of the Company, the Board has determined that no director has any material relationship with the Company nor is any such director affiliated with any entity or person who has a material relationship with the Company. Mr. Johnson is a former partner of Price Waterhouse, the predecessor to the Company’s former internal auditor, but he has been retired for more than five years, which was before the Company retained PricewaterhouseCoopers and the Company no longer retains PricewaterhouseCoopers. The Board has determined that, in light of the length of time that Mr. Johnson has been retired, his prior relationship is not material to the determination of independence. Prior to his retirement in 2004, Mr. Kaminski served as chief executive officer and a director of Commonwealth Industries Inc. (now known as Aleris International, Inc.), which is a supplier of metals to Reliance. Since Reliance’s purchases from Aleris International, Inc. in any year do not exceed five percent of either the gross revenues or the total consolidated assets of Reliance or of Aleris, the Board has determined that this prior relationship would not interfere with Mr. Kaminski’s ability to exercise his independent judgment. Accordingly, the Board has determined that all of the directors other than Messrs. Hannah and Mollins qualify as independent directors under New York Stock Exchange Rule 303A. In making this determination, the Board reviewed and considered information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and to the Company’s management.

     Director Qualifications
     The Nominating and Governance Committee is responsible for assessing membership needs for the Board of Directors, identifying individuals qualified to become Board members, making recommendations regarding potential director candidates to the Board of Directors and administering the evaluation of the Board and Committee performance, among other things. The Nominating and Governance Committee regularly reviews the composition of the Board and of each of the Board’s Committees. The Nominating and Governance Committee strives to maintain an independent, balanced and diversified Board with directors who have appropriate skills and characteristics to complement one another. The Committee reviews management experience, general business knowledge, and specific skills or expertise, such as finance, value-added wholesaling, technology, business law, and marketing. The Committee encourages all directors to take director training courses in order to keep current on issues facing boards of directors. Certain characteristics or attributes are sought in all Board members, including integrity, strong professional reputation, a record of achievement, constructive and collegial personal attributes, and the ability and willingness to devote sufficient time and energy to serve on our Board. The Nominating and Governance Committee and the Board of Directors believe that the current Board members meet these criteria and understand what factors result in the Company outperforming its peers. The Board has identified the following specific attributes and experience that each of our directors adds to the Board as a whole.
     Thomas W. Gimbel is the great nephew of the Company’s founder and the son of the Company’s former Chairman and Chief Executive Officer, Bill Gimbel. He is the nephew and the trustee for the Company’s largest individual shareholder and, consequently, provides the Board with a shareholder perspective. Mr. Gimbel also knows and understands the history and culture of the Company as it has grown from a privately-held company to a Fortune 500, NYSE listed company. Mr. Gimbel, who has never been an employee of the Company, respects the proven management strategy of our Company and seeks to protect its core values as the Company grows. Mr. Gimbel’s background is in information technology and, as a result, he is able to offer the Board and management guidance or raise issues of concern regarding the Company’s ERP and technology systems.
     David H. Hannah, as Chairman of the Board and Chief Executive Officer of the Company, provides an overall balance and perspective of the Company while developing a strategic vision and developing and implementing a merger and acquisition strategy that has enabled the Company to grow substantially. Mr. Hannah’s financial background and business management experience enable him to assess and value possible target companies. Mr. Hannah is well respected within the metals service center industry, by Wall Street and by financial institutions and credit rating agencies. He has proven his ability to raise capital for the Company in both debt and equity offerings and provides guidance to the management team, encouraging them to focus on material issues that impact the Company’s performance.
     Douglas M. Hayes has an investment banking background and assists the Board and the Company through his knowledge of capital markets and financing strategies. Mr. Hayes is able to communicate well with analysts and investors and, by virtue of his membership on other boards of directors and his investment banking experience, provides insight into how other public companies operate and into various end market industries for the Company. He is also able to assist the management team in structuring mergers and acquisitions, particularly those involving stock as consideration. Because Mr. Hayes has been on the Board of Directors for a significant period of time, he has come to understand and appreciate the culture of our Company and why Reliance, because of its different strategies, is able to outperform its peers.
     Franklin J. Johnson is a certified public accountant and a retired partner of a major international accounting firm. His financial expertise is essential as Chair of the Company’s Audit Committee. Mr. Johnson offers a high-level perspective of the Company’s financial statements and is able to communicate well with both internal and external auditors. He keeps abreast of current accounting and financial topics to enable him to ask appropriate questions of management and auditors alike and has been a presenter at certain educational seminars. Mr. Johnson has an understanding of tax, audit procedures, reporting requirements and risk identification and assessment issues and has knowledge of practices at other public companies in other industries through his work as an auditor.
     Mark V. Kaminski is the only member of the Board of Directors, other than Mr. Hannah, who has been a chief executive officer of a public company and, accordingly, offers helpful suggestions and perspective in the management of the Company. During his 33-year career in the metals and mining industry and as the former chief executive officer of an aluminum producer, he has developed strong contacts with aluminum suppliers and peer companies that are aluminum distributors. Because of his manufacturing background, Mr. Kaminski is also focused on improving and maintaining the Company’s excellent operational efficiency and safety performance.
     Gregg J. Mollins has spent his entire career in the metals service center industry and has been exposed to every area of the business, not all of which service was with Reliance. As our President and Chief Operating Officer, he balances Mr. Hannah well with his extensive operational expertise and has developed good contacts in the metals service center industry and with mills and other suppliers but at a different level or in different areas than Mr. Hannah’s contacts. Mr. Mollins evaluates opportunities and risks for potential acquisitions and expansions of existing operations from an operational perspective and has the ability to make the difficult decisions. Mr. Mollins is active and focused on the integration of new acquisitions into the Company’s culture, emphasizing the importance of the Company’s key performance factors and operational strategies.
     Andrew G. Sharkey, III has a strong knowledge of the metals industry and, as the former president of the Steel Service Center Institute (currently the Metal Service Center Institute), which represents the service center industry as well as steel suppliers and mills, and as the former president and chief executive officer of the American Iron and Steel Institute, has gained extensive knowledge of steel suppliers and our peer companies or potential acquisition targets that operate in the steel distribution industry, as well as the personalities of the management teams and owners of these companies. Mr. Sharkey understands the factors that impact pricing and demand and those market factors that impact the mills and how the mills’ response will impact metals service centers. Mr. Sharkey, because of his experience in Washington, D.C., has gained a perspective of the global market and has developed ties in Washington that offer insight on steel trade issues.
     Leslie A. Waite, as the director who has been on the Board for the longest period of time, provides continuity and stability on the Board because of his knowledge of the culture, operations and performance of the Company from the time that it was privately-held to when it initially became a public company and to its current position. Mr. Waite has been a money manager and an investment advisor and, consequently, understands what impacts the Company’s stock price, and what investors expect and react to, and is able to provide a perspective from the investment industry. Mr. Waite has provided the Company assistance in structuring certain employee benefit plans and asset allocation within those plans and is more attuned to investment opportunities as an investor. Mr. Waite has seen first hand what values drive the Company and enables it to outperform its peers over a long period of time.
     NYSE
     Reliance has provided our Annual Written Affirmation and Annual CEO Certification to the New York Stock Exchange.
     Compensation Committee Interlocks and Insider Participation
The members of the Compensation and Stock Option Committee for 2009 were Douglas M. Hayes, Mark V. Kaminski, Andrew G. Sharkey, III, and Leslie A. Waite, who served as Chair. No member of the Compensation and Stock Option Committee who served during 2009 was an officer or employee of Reliance, was formerly an officer of Reliance or had any other relationship requiring disclosure.

AUDIT COMMITTEE REPORT
     The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibilities over our financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of our independent registered public accounting firm and the performance of our internal auditors, and maintaining open communication between the Board and the independent registered public accounting firm, the internal auditors, and financial management and has taken a leading role in risk assessment on behalf of the Board of Directors. During 2009, the Audit Committee, which is composed entirely of independent, non-employee directors, met six times. The Audit Committee reviewed its Charter and recommended certain changes in its Charter to the Board, which the Board approved. A copy of the revised Charter is attached as Appendix A.
     In fulfilling its responsibilities under the Charter, the Audit Committee reviewed and discussed our audited financial statements for 2009 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. The Audit Committee also annually receives the written disclosures from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and discusses with the independent registered public accounting firm its independence from management and Reliance. The Audit Committee has also considered the compatibility of non-audit services rendered by our independent registered public accounting firm with its independence. The Audit Committee approved all fees paid to the independent registered public accounting firm for audit and non-audit services.
     In reliance on the reviews and discussions outlined above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Reliance Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission. The Audit Committee also evaluated and selected KPMG LLP as the Reliance independent registered public accounting firm for 2010. This selection was ratified by the Board of Directors.

Douglas M. Hayes	Franklin R. Johnson, Chairman	Mark V. Kaminski	Leslie A. Waite

CERTAIN TRANSACTIONS
     In 2009, there were no related party transactions with any director or executive officer of the Company or any other related person, as defined in Rule 404 under Regulation S-K promulgated under the Securities Act of 1933, as amended, and none is proposed. The Board of Directors has not adopted any policies or procedures with respect to the review of any proposed transactions other than to require that all material facts be disclosed to the full Board of Directors and that all disinterested persons will then review and consider what, if any actions need to be taken.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our officers and directors and any person who directly or indirectly is the beneficial owner of more than 10% of our common stock must file reports of beneficial ownership and any changes in such ownership. The three forms used for reports are: the Form 3, which is an initial statement of beneficial ownership of such securities; the Form 4, which reports changes in beneficial ownership, and the Form 5, which is an annual statement to report changes that have not previously been reported. Each of these forms must be filed at specified times.
     Based solely on our review of such forms and written representations made by certain of such reporting persons, Reliance believes that during the year ended December 31, 2009, all persons have complied with the requirements of Section 16(a).
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee selected, and the Board of Directors and our shareholders ratified, KPMG LLP to serve as the independent registered public accounting firm for the Company to perform the annual audit of our 2009 financial statements. We paid our independent registered public accounting firm the amounts set forth in the tables below for services provided in the last two years. Audit fees are the aggregate fees for services of the independent registered public accounting firm for audits of our annual financial statements, and the independent registered public accounting firm’s audit of our internal control over financial reporting, including testing and compliance with Section 404 of the Sarbanes-Oxley Act, and review of our quarterly financial statements included in our Forms 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those years, such as any filings related to acquisitions or our publicly traded debt securities. This category also includes advice on accounting matters that arose during, or as a result of, the audit or review of interim financial statements and statutory audits required by non-U.S. jurisdictions. Audit-related fees are those fees for services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and not included as audit fees. Our audit-related fees were paid for accounting consultations, due diligence reviews in connection with acquisition targets and reviews of our various regulatory filings. We paid tax fees principally in connection with the preparation of certain of our Canadian subsidiary tax returns.

Audit Fees

2009	$2,038,300
2008	$2,303,000
Audit-Related Fees

2009	$-0-
2008	$214,000
Tax Fees

2009	$-0-
2008	$35,000
All Other Fees

2009	$-0-
2008	$-0-
     The Audit Committee approved all of these fees in advance. The Audit Committee has adopted a Pre-Approval Policy that requires that the Audit Committee approve in advance the engagement letter and all audit fees set forth in such letter for the independent registered public accounting firm. In addition, the Audit Committee will review proposed audit, audit-related, tax and other services that management desires the independent registered public accounting firm to perform to ensure that such services and the proposed fees related to the services will not impair the independent registered public accounting firm’s independence and that such services and fees are consistent with the rules established by the Securities and Exchange Commission. Each quarter the Chief Financial Officer of the Company reports to the Audit Committee what services have been performed and what fees incurred. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to add to, amend or modify the list of services to be provided or the amount of fees to be paid; provided that the Chairman will report any action taken to the Audit Committee at its next scheduled meeting and provided further that the fees involved are reasonably expected to be less than $100,000.
     The Audit Committee selected KPMG LLP as the independent registered public accountant for Reliance for the year ending December 31, 2010. The Board of Directors ratified this selection. At the Annual Meeting, the shareholders will be asked to ratify and approve this selection. A representative of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. The Board of Directors recommends that shareholders vote FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2010. Unless otherwise indicated on your proxy, the proxyholders will vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2010.
OTHER MATTERS
     While management has no reason to believe that any other business will be presented at the Annual Meeting, if any other matters should properly come before the Annual Meeting, the proxies will be voted as to such matters in accordance with the best judgment of the proxyholders identified on the proxy card.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
     We must receive any shareholder proposals intended to be presented at the 2011 Annual Meeting and included in our proxy materials relating to such meeting not later than December 3, 2010. If a shareholder proposal is not received on or before February 16, 2011, it will be deemed to be untimely. Such proposals must be addressed to the Corporate Secretary of Reliance.
ANNUAL REPORT
     Reliance will furnish without charge to any shareholder, upon written request directed to the Corporate Secretary of Reliance at its address appearing at the top of the first page of this Proxy Statement, a copy of its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

By Order of the Board of Directors,

Kay Rustand
Corporate Secretary
Los Angeles, California
April 2, 2010

Appendix A
Reliance Steel & Aluminum Co.
Audit Committee Charter
ORGANIZATION
     The Audit Committee (the “Committee”) of the Board of Directors of Reliance Steel & Aluminum Co. (“Reliance”) shall be composed of three or more members of the Board of Directors (the “Board”), each of whom is financially literate and at least one of whom has accounting or related financial management experience that will qualify him or her as a financial expert as defined by the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”). All members of the Committee shall be free of any relationship that may interfere with their exercise of independent judgment and shall meet the requirements for independence and for committee membership established by the NYSE and the SEC. The members of the Committee shall be appointed by the Board and shall serve at the pleasure of the Board and for such term or terms as the Board may determine. The Board shall designate one member of the Committee as its chairperson.
PURPOSE
     The primary purpose of the Committee is to assist the Board in fulfilling the Board’s oversight responsibilities over Reliance’s financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of Reliance’s independent registered public accountant, pre-approving all fees paid to the independent registered public accountant and maintaining open communication between the Board and the independent registered public accountant, the internal auditors and financial management. Without limiting the foregoing, the Committee shall also assist the Board in fulfilling its oversight responsibilities of (1) the integrity of Reliance’s financial statements, (2) Reliance’s compliance with legal and regulatory requirements insofar as they pertain to the audit function and the integrity of Reliance’s financial statements, and (3) the performance of Reliance’s internal audit function.
RESPONSIBILITIES
     REVIEW PROCEDURES
   1. Annually review the Charter and the Committee’s adherence to it.
   2. Quarterly review with Reliance’s counsel legal matters that could have a significant impact on the financial statements.
   3. Review with financial management and the independent registered public accountant Reliance’s annual and quarterly financial statements prior to filing or distribution, as well as any earnings press releases, and review with management any earnings guidance.
   4. Review and discuss with management and the independent registered public accountant (a) Reliance’s accounting policies and principles, (b) any significant changes to Reliance’s accounting policies and principles, and (c) any items required to be communicated by the independent registered public accountant in accordance with the American Institute of Certified Public Accountants Statement on Auditing Standards No. 61 (“AICPA SAS 61”).

   5. Discuss with management, the internal auditors and the independent registered public accountant any significant financial risks and the policies or actions required to minimize such risks.
   6. Annually review related party transactions for potential conflicts of interest.
   7. Review financial and accounting personnel succession planning.
   8. Review with the independent registered public accountant, Reliance’s internal auditors and financial management, the integrity, adequacy and effectiveness of the accounting and other financial controls of Reliance.
   9. Provide an opportunity for direct communication between the Board and the internal auditors and independent registered public accountant, including the opportunity for each to meet with the Committee without members of management present.
   10. Review with management and the independent registered public accountant the financial information, including management’s discussion and analysis, to determine that the independent registered public accountant is satisfied with the disclosure and content of the financial information.
   11. Provide an opportunity for management to meet with the Committee without the independent registered public accountant.
     INDEPENDENT REGISTERED PUBLIC ACCOUNTANT
     1. Annually appoint, retain and oversee the work of the independent registered public accountant after evaluating independence, performance and cost effectiveness. The Committee must approve any discharge of the independent registered public accountant. The Committee shall resolve any disagreements between management and the independent registered public accountant regarding financial reporting matters. The independent registered public accountant is ultimately accountable to the Committee and the Board and must report to the Committee.
     2. Annually obtain and review a written report from independent registered public accountant disclosing (a) the auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review or peer review of the independent registered public accountant, (c) any review of the independent registered public accountant or any material issues raised by any inquiry or investigation of the independent registered public accountant by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditor, including, but not limited to, the Public Company Accounting Oversight Board (“PCAOB”) (d) any steps taken to deal with any such issues, (e) the independent registered public accountant’s registration with PCAOB and (f) all relationships between the independent registered public accountant and Reliance, with particular focus on the potential impact which such relationships may have on the auditor’s independence and objectivity. Review any non-audit services provided by the independent registered public accountant to Reliance and determine the compatibility of such services with the independent registered public accountant’s independence and objectivity.
     3. Pre-approve all audit and non-audit engagement terms and fees and other amounts to be paid to the independent registered public accountant (other than amounts to be paid for non-audit services which fall within the de minimus exception of the Sarbanes Oxley Act of 2002).
     4. Review the experience and qualifications of the senior members of the independent registered public accountant and their quality control procedures.
     5. Review with the independent registered public accountant (a) the scope and procedures of the audit, (b) the results of the audit in accordance with AICPA SAS 61, as amended, (c) the auditor’s findings and recommendations, (d) the opinions to be issued in respect to Reliance’s financial statements and internal control over financial reporting prior to any filings or other distribution and (e) the quality and acceptability of Reliance’s accounting principles, including any audit problems or difficulties and management’s response.
     6. Review with the independent registered public accountant, Reliance’s internal auditors and financial management, the integrity, adequacy and effectiveness of the accounting and other financial controls of Reliance.
     7. Provide an opportunity for direct communication between the Board and the internal auditors and independent registered public accountant, including the opportunity to meet with the Committee without members of management present.
     8. Review with management and the independent registered public accountant the financial information, including management’s discussion and analysis, to determine that the independent registered public accountant is satisfied with the disclosure and content of the financial information.
     9. Establish policies regarding Reliance’s hiring of employees or former employees of the independent registered public accountant.
     INTERNAL AUDIT DEPARTMENT
   1. Review with Reliance’s internal auditors the independence and authority of their reporting obligations and proposed audit plans and their coordination with the independent registered public accountant, as well as any significant findings or reports prepared by the internal auditors and management’s response and follow-up. The internal auditors shall be responsible to senior management, but shall report to the Board through the Committee.
   2. Review the experience and qualifications of the senior members of the internal auditors.
   3. Review the performance of Reliance internal auditors. The Committee must approve management’s appointment, termination or replacement of the Director of Internal Auditor and the engagement of any outside firm to perform significant internal audit services. The Committee is responsible for approving the compensation of the Director of Internal Audit or the person who performs such function at Reliance.
   4. Review and discuss with management and the independent registered public accountant the adequacy of Reliance’s internal controls and internal auditing procedures.
     OTHER RESPONSIBILITIES
   1. Establish procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Consider, and, if appropriate, investigate any matter brought to the attention of the Committee within the scope of its duties. The Committee shall have direct access to the independent registered public accountant and Reliance personnel and may retain, at Reliance’s expense, special legal, accounting or other consultants or experts.
   2. Annually prepare a report to shareholders as required by the Securities and Exchange Commission.
   3. Annually perform an evaluation of the Committee and assess the effectiveness of management’s “tone-at-the-top.”
   4. Engage independent counsel and other advisers as the Committee determines necessary to carry out its duties.

     While the Committee has the responsibilities and powers set forth in this Charter, the Committee is not responsible for planning or conducting audits or determining that Reliance financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles. Those duties are the responsibility of management and the independent registered public accountant. Nor is it the duty of the Committee to conduct investigations or to assure compliance with Reliance’s Code of Conduct or other policies.
Compensation and Independence
     Other than in their capacity as Board members or Board committee members, the members of the Committee shall not accept any consulting, advisory or other compensatory fee from Reliance and they shall not be an affiliated person of Reliance or its subsidiaries.
MEETINGS
     The Committee shall meet at least four times each year and at such other times as it may deem appropriate to carry out its responsibilities and may, in its sole discretion, form and delegate authority to subcommittees (comprised only of Audit Committee members) in furtherance of such responsibilities. The Committee shall maintain minutes of its meetings and shall report its activities to the Board on a regular basis.

RELIANCE STEEL & ALUMINUM CO. 350 SOUTH GRAND AVENUE 51ST FLOOR LOS ANGELES, CA 90071 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 18, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the on May 18, 2010. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your mailed proxy must be received by the close of business on May 18, 2010. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M21506-P91951 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY RELIANCE STEEL & ALUMINUM CO. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED AND “FOR” PROPOSALS 3 AND 4 AND “AGAINST” PROPOSAL 2. Vote On Directors For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors NOMINEES: 01) David H. Hannah 0 0 0 02) Mark V. Kaminski 03) Gregg J. Mollins 04) Andrew G. Sharkey, III For Against Abstain Vote On Proposals 2. Shareholder Proposal: Elect each Director annually. 0 0 0 3. To ratify KPMG LLP as the Independent registered public accounting firm to perform the annual audit of our 2010 financial statements. 0 0 0 4. In the proxyholders’ discretion on such other matters as may properly come before the meeting. 0 0 0 For address changes and/or comments, please check this box and write them on the back where indicated. 0 NOTE: Please sign exactly as your name or names appear on this Proxy Card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer Is a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. M21507-P91951
RELIANCE STEEL & ALUMINUM CO. Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting of Shareholders on May 19, 2010 The undersigned hereby constitutes and appoints Douglas M. Hayes and Franklin R. Johnson, and each of them, his true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Shareholders of RELIANCE STEEL & ALUMINUM CO. to be held at 10:00 a.m., on Wednesday, May 19, 2010, at The Omni Hotel, 251 South Olive Street, Los Angeles, California 90012 and at any adjournments thereof, on all matters coming before said meeting. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Board of Directors recommends voting FOR all Nominees in item 1 and FOR items 3 and 4 and AGAINST item 2. The proxyholders cannot vote the shares unless you sign and return this card. Address Changes/Comments: ___ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side)